                          [FORM OF LOAN AGREEMENT]

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                     SENIOR SUBORDINATED LOAN AGREEMENT

                                  DATED AS OF

                                MARCH ___, 1996

                                     AMONG

                            ANDROS ACQUISITION INC.

                                      AND

                              BG SERVICES LIMITED


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                             TABLE OF CONTENTS

                                                                           PAGE


SECTION 1   DEFINITIONS....................................................  2

            1.1   Certain Defined Terms....................................  2
            1.2   Accounting Terms......................................... 15
            1.3   Other Definitional Provisions............................ 15

SECTION 2   THE LOAN....................................................... 15

            2.1   The Loan................................................. 15
            2.2   The Senior Subordinated Notes............................ 15
                  2.2.1  Form of Notes..................................... 15
            2.3   Interest................................................. 16
                  2.3.1  Interest Rate..................................... 16
                  2.3.2  Interest Payments................................. 16
                  2.3.3  Interest Payment Adjustment....................... 16
                  2.3.4  Special Right of Prepayment....................... 16

            2.4   Mandatory Repayment...................................... 17
                  2.4.1  Scheduled Repayments.............................. 17
                  2.4.2  Mandatory Prepayment.............................. 17
            2.5   Overdue Payments; Business Days; Application of Payments. 17
            2.6   Optional Prepayment...................................... 18
                  2.6.1  On Interest Payment Dates......................... 18
                  2.6.2  Selection of Notes to be Prepaid.................. 18
                  2.6.3  Effect of Notice of Prepayment.................... 18
                  2.6.4  Notes Prepaid in Part............................. 18
            2.7   Prepayment Premium....................................... 18

SECTION 3   REPRESENTATIONS AND WARRANTIES................................. 19

            3.1   Representations and Warranties of Lender.  .............. 19
                  3.1.1  Investment........................................ 19
                  3.1.2  Sophistication.................................... 19
                  3.1.3  Accredited Investor............................... 20
            3.2   Representations and Warranties of Merger Sub and Andros.  20
                  3.2.1  No Violation...................................... 20
                  3.2.2  Power and Authority; Governmental or
                         Other Consents.                                    20
                  3.2.3  Due Authorization; Validity; Enforceability....... 21


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                            TABLE OF CONTENTS
                                   (cont'd)

                                                                          PAGE

                  3.2.4  Ownership of Assets............................... 21
                  3.2.5  Financial Statements.............................. 21
                  3.2.6  Absence of Undisclosed Liabilities................ 21
                  3.2.7  Truth and Accuracy of Information................. 22
                  3.2.8  Regulatory Compliance............................. 22
                  3.2.9  Insurance......................................... 22
                  3.2.10  Certain Contracts and Commitments................ 22
                  3.2.11  Labor Matters.................................... 22
                  3.2.12  Compliance with Law.............................. 23
                  3.2.13  Environmental and Safety Matters................. 23
                  3.2.14  No Subordination................................. 23
                  3.2.15  Solvency......................................... 24
                  3.2.16  Regulations G, U, T and X........................ 24
                  3.2.17  Valid Issuance; Tender Offer..................... 24
                  3.2.18  Intangible Property.............................. 24
                  3.2.19  Merger Agreement................................. 25
                  3.2.20  Credit Agreement................................. 25
                  3.2.21  Equity Investment................................ 25
                  3.2.22  FIRPTA........................................... 26
                  3.2.23  Operations of Merger Sub......................... 26

SECTION 4   CONDITIONS PRECEDENT........................................... 26

            4.1   Legal Matters.  ......................................... 26
            4.2   Representations and Warranties........................... 26
            4.3   Executed Documents.  .................................... 27
            4.4   Certified Documents, Etc.  .............................. 27
            4.5   Insurance................................................ 28
            4.6   Other Acts, Conditions, Etc.............................. 28
            4.7   Documents in Satisfactory Form.  ........................ 29
            4.8   International Arrangement and Consulting Retainer Fee.... 29
            4.9   Pro Forma Balance Sheet.  ............................... 29
            4.10  Projections.  ........................................... 30
            4.11  Senior Debt.............................................. 30
            4.12  Minimum Capital Contribution.  .......................... 31
            4.13  Total Purchase Price..................................... 31
            4.14  Minimum Shares; Merger................................... 31
            4.15  Cash Account............................................. 31


                                      - ii -
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                              TABLE OF CONTENTS
                                    (cont'd)

                                                                          PAGE

            4.16  No Material Adverse Effect............................... 32
            4.17  Solvency Opinion......................................... 32
            4.18  No Litigation............................................ 32
            4.19  Merger................................................... 32
            4.20  California Permit........................................ 33

SECTION 5   AFFIRMATIVE COVENANTS.......................................... 33

            5.1   Punctual Payments.  ..................................... 33
            5.2   Accounting Records.  .................................... 33
            5.3   Reporting Requirements.  ................................ 33
            5.4   Existence; Compliance With Law.  ........................ 35
            5.5   Insurance.  ............................................. 35
            5.6   Facilities; Intellectual Property Rights.  .............. 35
            5.7   Taxes and Other Liabilities.  ........................... 36
            5.8   Notice to Lender.  ...................................... 36
            5.9   ERISA.  ................................................. 36
            5.10  Notice to Lender Regarding ERISA Matters.  .............. 36
            5.11  Board Meetings........................................... 37
            5.12  Lenders' Meetings; Management Meetings................... 37
            5.13  Visitation Rights.  ..................................... 37
            5.14  Performance of Agreements................................ 38
            5.15  Private Placement Number.  .............................. 38
            5.16  Pre-Merger Covenants..................................... 38
            5.17  Merger................................................... 38

SECTION 6   NEGATIVE COVENANTS............................................. 39

            6.1   Use of Funds............................................. 39
            6.2   Dividends, Distributions.  .............................. 39
            6.3   Business................................................. 40
            6.4   Indebtedness.  .......................................... 40
            6.5   Liens.  ................................................. 41
            6.6   Subsidiaries; Investments.  ............................. 42
            6.7   Guaranteed Indebtedness.  ............................... 42
            6.8   Mergers.  ............................................... 42
            6.9   Restrictions on Sales of Assets.  ....................... 43
            6.10  Financial Covenants...................................... 43


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                            TABLE OF CONTENTS
                                  (cont'd)

                                                                          PAGE

                  A.    Minimum Interest Coverage Ratio.................... 43
                  B.    Minimum Fixed Charge Coverage Ratio................ 44
                  C.    Maximum Senior Debt Ratio.......................... 44
                  D.    Maximum Total Debt Ratio........................... 44
                  E.    Minimum Consolidated Adjusted EBITDA............... 44
            6.11  Prepayment of Indebtedness.  ............................ 45
            6.12  Limit on Capital Expenditures.  ......................... 45
            6.13  Transactions with Affiliates.  .......................... 45
            6.14  Amendments of Corporate Documents.  ..................... 46
            6.15  Sale or Issuance of Stock................................ 46
            6.16  Consulting Agreement..................................... 46
            6.17  Credit Agreement......................................... 46
            6.18  Use of Hazardous Material................................ 46
            6.19  Holder of Senior Debt.................................... 47

SECTION 7   EVENTS OF DEFAULT.............................................. 47

            7.1   Events of Default........................................ 47
            7.2   Remedies................................................. 49
            7.3   No Waiver................................................ 49
            7.4   Set-Off.................................................. 50

SECTION 8   MISCELLANEOUS.................................................. 50

            8.1   Transfers................................................ 50
                  8.1.1  Transfers Permitted............................... 50
                  8.1.2  Mechanics of Permitted Transfer................... 50
                  8.1.3  Further Assurance................................. 50
                  8.1.4  Information....................................... 51
            8.2   Notices.................................................. 51
            8.3   Successors and Assigns................................... 52
            8.4   Costs, Expenses and Attorneys' Fees...................... 52
            8.5   Indemnity................................................ 52
            8.6   Entire Agreement, Amendment.............................. 53
            8.7   Severability of Provisions............................... 53
            8.8   GOVERNING LAW............................................ 53
            8.9   CONSENT TO JURISDICTION.................................. 53
            8.10  Incorporation of Exhibits and Schedules by Reference..... 54


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                             TABLE OF CONTENTS
                                   (cont'd)

                                                                          PAGE

            8.11  Counterparts............................................. 54
            8.12  Survival................................................. 54
                                       - v -

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                     SENIOR SUBORDINATED LOAN AGREEMENT

            This SENIOR SUBORDINATED LOAN AGREEMENT is entered into as of this _____ day of March, 1996, by and between ANDROS ACQUISITION INC., a Delaware corporation ("Merger Sub") and BG SERVICES LIMITED, a Guernsey corporation ("Lender").
                                 BACKGROUND

            1. Prior to the date of this Agreement Genstar Capital Partners II, L.P. ("Genstar") formed a single purpose entity, Andros Holdings Inc. ("Holdings"), and its wholly owned subsidiary which is also a single purpose entity, Merger Sub. Holdings and Merger Sub were formed for the purpose of acquiring (the "Acquisition") all of the outstanding capital stock (the "Shares") of Andros Incorporated, a Delaware corporation (hereinafter defined as "Andros") through a cash tender offer (the "Tender Offer") by Merger Sub for up to 100% of the Shares for $18.00 per share. The Tender Offer will be conditioned on, among other things, the tender and purchase of the legal and beneficial ownership of at least that number of Shares, on a fully diluted basis, (the "Minimum Shares") required to permit Merger Sub to cause the merger (the "Merger") of Merger Sub and Andros to occur.

            2. The Tender Offer is to be followed up as promptly as possible, but in all events not later than June 30, 1996, by the Merger pursuant to which Merger Sub will be merged with and into Andros, with Andros being the surviving corporation. Any Shares not tendered in the Tender Offer will be canceled in exchange for cash consideration. All terms and conditions of the Merger are contained in the Agreement and Plan of Merger, dated as of February 14, 1996 by and among Holdings, Merger Sub and Andros (the "Merger Agreement").

            3. Except for certain options held by management of Andros (the "Management Options") which will be rolled over into Holdings, approximately 573,000 options to purchase Shares will be cashed out in connection with the Merger at a price equal to the difference between the tender price and the exercise price, as described in the Merger Agreement.

            4. Concurrently herewith Banque Paribas and The Bank of Nova Scotia (collectively with other banks, financial institutions and other "accredited investors" now or hereafter party to the Credit Agreement, the "Bank") have entered into a Credit Agreement and various other security agreements and other documents (as existing as of the date hereof, collectively, the "Credit Agreement") pursuant to which the Bank has agreed, among other things, to make available to Merger Sub (i) prior to the Merger, a tender facility (term loans) in the amount of Fifty Million Dollars ($50,000,000) (the "Tender Facility") and (ii) after the Merger, a term loan facility in the amount of Twenty Seven Million Dollars ($27,000,000) (the "Term Loan Facility") and a revolving credit facility in the amount of Fifteen Million Dollars ($15,000,000) (the "Revolving Credit Facility"), as more fully described in the Credit Agreement.


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            5.    Concurrently herewith or prior hereto (i) Genstar shall have made a cash contribution (the "Contribution") to Holdings in an amount not less than Seventeen Million Dollars ($17,000,000) on terms and conditions reasonably acceptable to Lender and (ii) Holdings shall have contributed to Merger Sub such cash contribution for equity on terms and conditions reasonably acceptable to Lender.

            6. Concurrently herewith or prior hereto Andros shall have deposited with financial institutions acceptable to Lender an amount not less than Twenty Five Million Dollars ($25,000,000) in cash into accounts (collectively, the "Cash Account") with terms and conditions satisfactory to Lender.

            7. Lender desires to make the Loan (hereinafter defined) to Merger Sub, and Merger Sub desires to borrow from Lender, for the purposes of
(i) financing the purchase of the Shares tendered to Borrower pursuant to the Tender Offer, (ii) financing the payment of fees in connection with the transaction contemplated herein, in the Credit Agreement and the Merger Agreement and (iii) working capital purposes.

            8. Upon consummation of the Tender Offer, the Contribution, the Loan and amounts available under the Tender Facility will be used to pay for the Shares purchased pursuant to the Tender Offer. Upon consummation of the Merger,
(i) the amounts in the Cash Account and amounts available under the Term Loan Facility and a portion of the Revolving Credit Facility will be used to pay off all amounts outstanding under the Tender Facility and (ii) Andros will expressly assume all obligations of Merger Sub hereunder and under the Senior Subordinated Note (hereinafter defined). In connection with the Loan, Holdings will issue to Lender warrants to purchase a certain number of shares of common stock of Holdings as more fully described herein and in the Warrant Agreement (hereinafter defined).

                                  AGREEMENT

NOW, THEREFORE, Borrower and Lender hereby agree as follows:

                                  SECTION 1

                                 DEFINITIONS

      1.1   CERTAIN DEFINED TERMS.

            The following terms used in this Agreement have the following meanings:

            "ACQUISITION" has the meaning given such term in the first paragraph of the Background Section of this Agreement.

            "ACT" means the Securities Act of 1933, as amended from time to time, or any successor statute.



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            "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control," (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, or partnership or other ownership interests, by contract or otherwise), provided that, in any event: (a) any Person which owns directly or indirectly ten percent (20%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a corporation or ten percent (20%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (b) each shareholder (if such Person is not a public corporation), director or officer of Merger Sub, Andros or any of their Affiliated Companies shall be deemed to be an Affiliate of Merger Sub, Andros and each of such Affiliated Companies.

            "AFFILIATED COMPANIES" of Borrower means Holdings, Holdings' Subsidiaries, Andros, Andros' Subsidiaries, Merger Sub and Merger Sub's Subsidiaries. "AFFILIATED COMPANIES" of Merger Sub means Holdings, Holdings' Subsidiaries, Andros and Andros' Subsidiaries. "AFFILIATED Companies" of Andros means Andros' Subsidiaries, Merger Sub, Merger Sub's Subsidiaries, Holdings and Holdings' Subsidiaries.

            "AGREEMENT" means this Senior Subordinated Loan Agreement, as it may be amended from time to time.

            "ANDROS" means Andros Incorporated, a Delaware corporation. Prior to the Merger, "Andros" shall mean Andros Incorporated, as it exists on the date hereof. After the Merger, "Andros" shall mean Andros Incorporated, into which Merger Sub has been merged.

            "BANK" has the meaning set forth in the fourth paragraph of the Background Section of this Agreement.

            "BANKRUPTCY CODE" means the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or any successor statute.

            "BOARD" means the Board of Governors of the Federal Reserve
System.

            "BORROWER" means (i) Merger Sub before the Merger and (ii) Andros thereafter as the surviving corporation in the Merger.

            "BORROWER'S ELECTION" has the meaning set forth in Section 2.3.4.

            "BORROWER'S NOTICE" has the meaning set forth in Section 2.3.3.



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            "BUSINESS" means the business of Andros and its Affiliated
Companies as presently conducted or reasonable expansions or extensions of the Business presently conducted and business activities reasonably related thereto.

            "BUSINESS DAY" means any day on which commercial banks in San Francisco, California are required to be open for business.

            "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "CASH ACCOUNT" has the meaning given such term in paragraph 6 of the Background Section of this Agreement.

            A "CHANGE IN CONTROL" shall be deemed to have occurred if:

                  (a) Genstar and its Affiliates shall cease to own and control, directly, of record and beneficially, 51% of all outstanding capital stock of Holdings and 51% of the voting stock of Holdings free and clear of all Liens;

                  (b) Prior to the Merger, Holdings shall cease to own and control, directly, of record and beneficially, 100% of each class of outstanding capital stock of Merger Sub free and clear of all Liens (other than any Lien created or permitted by the Credit Agreement);

                  (c) After consummation of the Tender Offer and prior to the Merger, Merger Sub shall cease to own and control, directly, of record and beneficially, the Minimum Shares free and clear of all Liens (other than any lien created by the Credit Agreement); or

                  (d) After the Merger, Holdings shall cease to own and control, directly, of record and beneficially, 100% of all outstanding capital stock of Andros and 100% of the voting stock of Andros free and clear of all liens (other than any Lien created by the Credit Agreement.)

            "CLOSING DATE" means the date on which all of the conditions precedent set forth in Section 4 have been met or waived and the Loan has been disbursed to Borrower hereunder.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

            "CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense,


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(iii) provisions for taxes based on income, (iv) total depreciation expense, (v)
total amortization expense, and (vi) other non-cash items reducing Consolidated Net Income LESS other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided, however, that for purposes of subsection 6.10, (a) Consolidated Adjusted EBITDA for the period ending
September 30, 1996 shall be equal to Consolidated Adjusted EBITDA for the six-month period then ended times 2; and (b) Consolidated Adjusted EBITDA for the period ending December 31, 1996 shall be equal to Consolidated Adjusted EBITDA for the nine-month period then ended times 1.333; provided further, however, that for the 1996 Fiscal Year, restructuring charges of up to $500,00 shall be added back during the relevant periods to Consolidated Net Income to the extent deducted from Consolidated Net Income for such periods.

            "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period , the sum of (i) the aggregate of all expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in "additions to property, plant or equipment" or comparable items reflected in the consolidated statement of cash flows of Borrower and its Subsidiaries PLUS (ii) to the extent not covered by clause (i) of this definition, the aggregate of all expenditures by Borrower and its Subsidiaries during that period to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of Borrower.

            "CONSOLIDATED CASH INTEREST EXPENSE" means, for any period, Consolidated Interest Expense for such period EXCLUDING, HOWEVER, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

            "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) Consolidated Adjusted EBITDA for such period MINUS
(ii) the sum, without duplication, of the amounts for such period of (a) Consolidated Principal Payments (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures (net of any proceeds of any related financings with respect to such expenditures), (c) Consolidated Cash Interest Expense, and (d) the provision for current taxes based on income of Company and its Subsidiaries payable in cash with respect to such period.

            "CONSOLIDATED FIXED CHARGES" means, for any period, the sum
(without duplication) of the amounts for such period of (i) Consolidated Interest Expense, (ii) Consolidated Capital Expenditures, and (iii) Consolidated Scheduled Principal Payments, all of the foregoing as determined on a consolidated basis for Borrower and its Subsidiaries in conformity with GAAP; provided, however, that for purposes of subsection 6.10, (a) Consolidated Fixed Charges for the period ending September 30, 1996 shall be equal to


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Consolidated Fixed Charges for the six-month period then ended times 2; and (b)
Consolidated Fixed Charges for the period ending December 31, 1996 shall be equal to Consolidated Fixed Charges for the nine-month period then ended times 1.333.

            "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Rate Protection Agreements, but EXCLUDING, HOWEVER, any amounts referred to in subsection 2.3 of the Credit Agreement as of the date hereof payable to Bank or to Lender on or before the Closing Date; provided, however, that for purposes of subsection 6.10, (a) Consolidated Interest Expense for the period ending September 30, 1996 shall be equal to Consolidated Interest Expense for the six-month period then ended times 2; and (b) Consolidated Interest Expense for the period ending December 31, 1996 shall be equal to Consolidated Interest Expense for the nine-month period then ended times 1.333.

            "CONSOLIDATED NET INCOME" means, for any period, the net income
(or loss) of Borrower and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; PROVIDED that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Borrower) in which any other Person (other than Borrower of any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Borrower or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Borrower or is merged into or consolidated with Borrower or any of its Subsidiaries or that Person's assets are acquired by Borrower or any of its Subsidiaries, (iii) the income of any Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after-tax gains or losses attributable to Asset Sales (as defined in the Credit Agreement as of the date hereof) or returned surplus assets of any Pension Plan (as defined in the Credit Agreement as of the date hereof) and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary losses.

            "CONSOLIDATED PRINCIPAL PAYMENTS" means, for any period, the aggregate amount of all voluntary and scheduled repayments of principal by Borrower and its Subsidiaries on a consolidated basis during such period under all Indebtedness of Borrower or any of its Subsidiaries (including the principal component of Capital Leases).

            "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by the Borrower and its Subsidiaries on a consolidated basis


                                      - 6 -
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during such period under all Operating Leases to which the Borrower or any of its Subsidiaries is a party as lessee.

            "CONSOLIDATED RESEARCH AND DEVELOPMENT EXPENDITURES" means, for any period, the sum of (i) the aggregate amount of all expenses of Borrower and its Subsidiaries on a consolidated basis for research and development during such period and (ii) the aggregate amount of all capitalized costs of Borrower and its Subsidiaries on a consolidated basis for research and development during such period.

            "CONSOLIDATED SCHEDULED PRINCIPAL PAYMENTS" means, for any period, the aggregate amount of all scheduled repayments of principal by Borrower and it Subsidiaries on a consolidated basis during such period under all Indebtedness of Borrower or any of its Subsidiaries (including the principal component of Capital Leases).

            "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED TOTAL SALES" means, for any period, the aggregate amount of sales of Borrower and its Subsidiaries on a consolidated basis for such period determined in conformity with GAAP.

            "CONTRIBUTION" has the meaning given such term in the fifth paragraph of the Background Section of this Agreement.

            "CREDIT AGREEMENT" has the meaning set forth in the fourth paragraph of the Background Section of this Agreement.

            "DEBT INSTRUMENTS" has the meaning set forth in Section 3.2.14.

            "DEFINITIVE ACQUISITION DOCUMENTATION" has the meaning set forth in Section 4.15.

            "DOLLARS" and "$" mean the lawful money of the United States of America.

            "EQUITY DOCUMENTS" has the meaning set forth in Section 3.2.29.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

            "ERISA AFFILIATE" means any trade or business (whether or not incorporated) that is a member of a group of trades or businesses of which the Borrower is a member and that is combined with the Borrower and treated as a single employer under Section 414 of the Code.



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            "ENVIRONMENTAL AND SAFETY LAWS" shall mean any and all
applicable current and future treaties, laws, regulations, enforceable requirements, binding determinations, orders, decrees, judgments, injunctions, permits, approvals, authorizations, licenses, permissions, notices or binding agreements issued, promulgated or entered by any governmental authority, relating to the environment, to employee health or safety, to preservation or reclamation of natural resources, or to the management, release or threatened release of contaminants, hazardous materials or noxious odors, including the Hazardous Materials Transportation Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, the Clean Air Act of 1970 (to the extent it pertains to the use or handling of, or exposure to, Hazardous Materials), as amended, the Toxic Substances Control Act of 1976, as amended, the Occupational Safety and Health Act of 1970, as amended, the Emergency Planning and Community Right-to-Know Act of 1986, the Safe Drinking Water Act of 1974, as amended, and any similar or implementing state law, and all amendments or regulations promulgated thereunder.

            "EVENTS OF DEFAULT" means each of the events set forth in Section
7.1.

            "FINANCIAL STATEMENTS" means (i) audited financial statements of Andros and its Subsidiaries for the fiscal years ended July 31, 1993, 1994 and 1995 and (ii) unaudited monthly financial statements of Andros and its subsidiaries for each calendar month beginning August 1995 through February 29, 1996.

            "FISCAL YEAR" means the fiscal year of Borrower and its Subsidiaries ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.

            "GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

            "GENSTAR" has the meaning given such term in the first paragraph of the Background Section of this Agreement.

            "GUARANTEED INDEBTEDNESS" of any Person means all Indebtedness (x) of any Person other than such Person that is either (y) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (a) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (b) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss, (c) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether or not such property is received or such services are rendered and any agreement to maintain working capital or other balance sheet condition) or (d) otherwise to assure the holder of such Indebtedness against loss, or (z) secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including without limitation accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, provided that Guaranteed Indebtedness shall not include endorsement of instruments in the ordinary course of business.

            "GUARANTORS" means Holdings and each domestic Subsidiary of Andros.

            "GUARANTY AGREEMENTS" means (i) the Guaranty Agreement (Holding) between Lender and Holdings, dated the date hereof and (ii) each of the Guaranty Agreements (Subsidiary) between Lender and a Subsidiary of Borrower, dated the date of the Merger, each in the form of Exhibit B hereto.

            "HAZARDOUS MATERIAL" means any hazardous or toxic substance, material or waste which is or becomes regulated by any state in which the Borrower or any Affiliated Company conducts its business or owns or operates any facility, any regional or local governmental authority within any such State or the United States Government and includes, without limitation, any material or substance that is or becomes defined as a "hazardous substance," "pollutant," "contaminant," "toxic chemical," "hazardous material," "toxic substance," or "hazardous chemical" under any Environmental and Safety Law. The term "Hazardous Material" also means (i) asbestos, lead, polychlorinated biphenyls and urea-formaldehyde and (ii) any substance containing petroleum, as defined in
Section 9001(8) of the Resource Conservation and Recovery Act (42 U.S.C. Section 6991(8)), or 40 C.F.R. Section 280.1, or any derivative of such petroleum.

            "HOLDINGS" has the meaning set forth in the first paragraph of the Background Section of this Agreement.

            "INDEBTEDNESS" as applied to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is
(a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all obligations owed pursuant to any interest rate or currency hedging agreement or in respect of any letter of credit established for the account of such Person (including without limitation all obligations to reimburse the issuer thereof in respect of amounts drawn thereunder), (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vii) all Guaranteed Indebtedness.

            "INDEMNIFIED LIABILITIES" has the meaning set forth in Section
8.5.

            "INDEMNITEES" has the meaning set forth in Section 8.5.

            "INVESTMENT" as applied to any Person, means any direct or indirect purchase or other acquisition by that Person of stock or other securities, or of a beneficial interest in stock or other securities, of any other Person (other than a Subsidiary), or any direct or indirect loan, advance (other than advances to employees for moving and travel expenses, drawing accounts, and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all Indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales of goods or services to that other Person in the ordinary course of business. The amount of any Investment (other than loans, advances and accounts receivable) shall be the original cost of such Investment plus the cost of all additions thereto, and the amount of any Investment shall be without any adjustments for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

            "LENDER" has the meaning set forth in the first paragraph of this Agreement.

            "LENDER'S NOTICE" has the meaning set forth in Section 2.3.3.

            "LIABILITIES" means obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required to be reflected or reserved against on a balance sheet under GAAP, including without limitation, in the case of Borrower or any of its Affiliated Companies, obligations arising from or in connection with the operation of the Business prior to the consummation of the Acquisition, for which Borrower or any of its Affiliated Companies could be liable after the consummation of the Acquisition, whether or not assumed under the Merger Agreement.

            "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof, and the voluntary filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction with respect to property owed by the Borrower.

            "LOAN" means the total amount advanced by Lender to Borrower pursuant to Section 2.1.

            "LOAN DOCUMENTS" means this Agreement, the Senior Subordinated Note, the Guaranty Agreement and the Subordination Agreement.

            "LPIL" means London Pacific International Limited, a Guernsey corporation.

            "MANAGEMENT OPTIONS" has the meaning given such term in the third paragraph of the Background Section of this Agreement.

            "MATERIAL ADVERSE EFFECT" means a material and adverse effect on the business, operations, properties, assets or financial condition of Merger Sub or Andros or any of their Affiliated Companies.

            "MATERIAL AGREEMENTS" means the Credit Agreement, the Loan Documents, the Warrant Agreement and the Stockholders' Agreement.

            "MERGER" means the merger described in the first paragraph of the Background Section of this Agreement which shall occur on the terms and conditions set forth in the Merger Agreement..

            "MERGER AGREEMENT" has the meaning given such terms in the second paragraph of the Background Section of this Agreement.

            "MERGER SUB" has the meaning given such term in the introductory paragraph of this Agreement.

          "MINIMUM SHARES" has the meaning given such term in the first paragraph of the Background Section of this Agreement.

            "MULTIEMPLOYER PLAN" means a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates (other than an entity that constitutes an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is or has been obligated to contribute.

            "OBLIGATIONS" means all obligations of every nature of Borrower from time to time owed to Lender under any of the Loan Documents, including, without limitation, all obligations of Borrower under this Agreement and the Senior Subordinated Note.

            "OPERATING LEASE" means, as applied to any Person, any lease (including, without limitation leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such leases under which that Person is the lessor.

            "PBGC" means the Pension Benefit Guaranty Corporation or any successor to its functions.

            "PENSION PLAN" means any Plan (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA and is maintained for employees of the Borrower or any of its ERISA Affiliates.

            "PERMITTED INVESTMENTS" means Investments in: (i) obligations issued or guaranteed by the United States of America; (ii) certificates of deposit, bankers acceptances and other "money market instruments" issued by any bank or trust company organized under the laws of the United States of America or any state thereof and having capital and surplus in an aggregate amount not less than Five Hundred Million Dollars ($500,000,000) or by any Person that becomes a "Lender" as such term is defined in the Credit Agreement; (iii) open market commercial paper bearing the highest credit rating issued by Standard & Poor's Corporation or by another nationally recognized credit rating firm; (iv) repurchase agreements entered into with any bank or trust company organized under the laws of the United States of America or any state thereof having capital and surplus in an aggregate amount not less than Five Hundred Million Dollars ($500,000,000); and (v) shares of "money market funds," each having net assets of not less than Five Hundred Million Dollars ($500,000,000); in each case maturing or being due or payable in full not more than one hundred eighty (180) days after the Borrower's acquisition thereof. "Permitted Investments" also means any Investment in a Person in the ordinary course of business which when combined with all other such Investments does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate.

            "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

            "PLAN" means an "employee benefit plan" within the meaning of
Section 3(3) of ERISA, maintained or contributed to by Borrower or any of its ERISA Affiliates.

            "POTENTIAL DEFAULT" means any condition, event or act which, with the giving of notice, passage of time or both, would constitute an Event of Default.

            "PREPAYMENT PREMIUM" has the meaning set forth in Section 2.7.

            "PREPAYMENT PRICE" has the meaning set forth in Section 2.6.1.

            "PUBLIC OFFERING" means a sale to the public of equity securities of the Borrower or of Holdings registered pursuant to a registration statement under the Act.

            "RATE PROTECTION AGREEMENT" shall mean interest rate cap agreements entered into by Merger Sub or Andros or any of their Affiliated Companies to provide protection against fluctuations in interest rates.

            "REPORTABLE EVENT" means a "reportable event" (as defined in Section 4043(b) of ERISA) with respect to which reporting to the PBGC within thirty (30) days of occurrence has not been waived.

            "REVOLVING CREDIT FACILITY" has the meaning given such term in the fourth paragraph of the Background Section of this Agreement.

            "SENIOR DEBT" shall have the meaning set forth in the Subordination Agreement.

            "SENIOR SUBORDINATED DEBT" means the Indebtedness of Borrower created pursuant to this Agreement, including the principal amount of the Senior Subordinated Note, and any interest and premium payable thereon.

            "SENIOR SUBORDINATED NOTE" means any promissory notes evidencing all or any part of the Senior Subordinated Debt, including the note to be issued by Borrower to BG Services Limited on the Closing Date in the aggregate principal amount of Fifteen Million Dollars ($15,000,000), and any note or notes subsequently issued in place of such note.

            "SHARES" has the meaning given such term in the first paragraph of the Background Section of this Agreement.

            "SOLVENT" means, with respect to any Person, that as of the date determined both (i) (a) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "SUBORDINATION AGREEMENT" means the Intercreditor and Subordination Agreement of even date herewith by and among Bank, Lender and Merger Sub.

            "SUBSIDIARY" of any Person means a corporation of which more than fifty percent (50%) of the outstanding shares of capital stock of each class having ordinary voting power is owned by such Person, by one or more Subsidiaries of such Person, or by such Person and one or more of its Subsidiaries.

            "TENDER FACILITY" has the meaning given such term in the first paragraph of the Background Section of this Agreement.

            "TENDER OFFER" has the meaning given such term in the first paragraph of the Background Section of this Agreement.

            "TERM LOAN FACILITY" has the meaning given such term in the fourth paragraph of the Background Section of this Agreement.

            "TRANSFER" means the sale, pledge, assignment or other transfer of the Senior Subordinated Note, in whole or in part, and of the rights of the holders thereof under the Senior Subordinated Note and this Agreement.

            "WARRANT" has the meaning given such term in the Warrant
Agreement.

            "WARRANT AGREEMENT" means the Warrant Agreement of even date herewith by and between Holdings and Lender.

            "WARRANT CERTIFICATES" means the Warrant Certificates of even date herewith issued by Holdings to each Lender pursuant to the Warrant Agreement.

            "WARRANT SHARES" has the meaning given such term in the Warrant Agreement.

      1.2   ACCOUNTING TERMS.

            For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

      1.3   OTHER DEFINITIONAL PROVISIONS.

            Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, to the singular include the plural, and to the part include the whole. The term "including" is not limiting and the term "or" has the inclusive meaning represented by the term "and/or." The words "hereof," "herein," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "Sections," "Exhibits" and "Schedules" are to Sections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural.

                                  SECTION 2

                                  THE LOAN

      2.1   THE LOAN.

            Lender agrees to make a term loan to Merger Sub on the Closing Date, upon the terms and conditions of this Agreement, in the amount of Fifteen Million Dollars ($15,000,000) for the purpose of financing the Acquisition. The Loan shall be disbursed to Merger Sub on the Closing Date, less any fees and expenses payable by Merger Sub pursuant to this Agreement to the extent not otherwise paid by Merger Sub. As set forth in Section 5.17, concurrently with consummation of the Merger, Andros shall assume all obligations of

Merger Sub under this Agreement and under the Senior Subordinated Note and shall execute and deliver to Lender one or more Senior Subordinated Notes in the aggregate principal amount of Fifteen Million Dollars ($15,000,000) and in the form of Exhibit A hereto, one registered in the name of BG Services Limited or such other entities as BG Services Limited may instruct Andros in writing.

      2.2   THE SENIOR SUBORDINATED NOTE

            2.2.1 FORM OF NOTE. As of the date hereof, Borrower's obligation to repay the Loan shall be evidenced by a Senior Subordinated Note in substantially the form of Exhibit A in the principal amount of Fifteen Million Dollars ($15,000,000) registered in the name of BG Services Limited.

      2.3   INTEREST

            2.3.1 INTEREST RATE. Except as provided in Sections 2.3.3, 2.5 and 2.7 the Senior Subordinated Note shall bear interest at a rate of thirteen percent (13%) per annum. Interest on the amount of the Loan outstanding from time to time shall be computed on the basis of a 360-day year, actual days elapsed, from the date of disbursement until repayment.

            2.3.2 INTEREST PAYMENTS. The first payment of interest on the outstanding principal amount of the Senior Subordinated Note shall be due and payable by Borrower to Lender in arrears on May 15, 1996 and thereafter interest shall be due and payable quarterly in arrears on each February 15, May 15, August 15 and November 15 of each year (each, an "Interest Payment Date"), in each case at the place specified in the Senior Subordinated Note. Payment for each term shall be made on each Interest Payment Date. Each interest payment hereunder shall be paid by wire transfer in immediately available funds.

            2.3.3 INTEREST PAYMENT ADJUSTMENT. If Borrower determines that it is required by the laws or regulations of the United States (or any political subdivision or taxing authority thereof or therein) to withhold any portion of any interest payment to a Lender, Borrower shall immediately give such Lender notice of its intention to withhold (the "Borrower's Notice"). Within thirty
(30) days of receipt of the Borrower's Notice, such Lender, if it is not a corporation, partnership or other entity organized under the laws of the United States or any subdivision thereof or is not otherwise a resident of the United States, may elect, by delivering written notice to Borrower (the "Lender's Notice"), to have the amount of such payment and all succeeding payments increased by an amount such that the amount paid by Borrower to such Lender after withholding shall be the same as that which would have been paid had no withholding occurred. As of the date hereof, Borrower is not under any obligation to withhold any portion of any interest payment to BG Services so long as Genstar and its affiliates do not have an equity interest in BG Services, LPIL or any of their Affiliates.

            2.3.4 SPECIAL RIGHT OF PREPAYMENT. If a Lender elects to have interest payments increased as provided in Section 2.3.3, Borrower may elect to prepay without premium the entire amount of principal plus accrued and unpaid interest thereon (but not less than the entire amount) of such Lender's portion of the Loan. Borrower may make such election (the "Borrower's Election") at any time within sixty (60) days after receipt of the Lender's Notice by giving notice thereof to Lender. Within thirty (30) days of receipt of notice of the Borrower's Election, Lender may elect to waive its right to collect the additional interest provided in Section 2.3.3 by giving notice of such waiver to Borrower; if Lender so waives its right to such additional interest, Borrower shall have no further right to prepay Lender's portion of the Loan under this Section 2.3.4. If such Lender does not waive its right to collect the additional interest payable under
Section 2.3.3, Borrower shall have ninety (90) days from the date of the Borrower's Election to complete the prepayment permitted by this Section 2.3.4; if such prepayment is not completed within such period, Borrower's right to make a prepayment related to that particular interest payment increase under this
Section 2.3.4 shall permanently lapse. All interest which accrues from the date of the Lender's Notice until the date upon which the prepayment is completed shall accrue at the increased rate provided for in Section 2.5.

      2.4   MANDATORY REPAYMENT.

            2.4.1  SCHEDULED REPAYMENTS.  Borrower shall repay one-eighth
(1/8) of the original principal amount of the Senior Subordinated Note (One Million Eight Hundred Seventy-Five Thousand Dollars ($1,875,000)) at the close of each successive quarter commencing with the earlier of (i) the quarter ending on June 30, 2001 and (ii) the quarter immediately following repayment in full of the Term Loan Facility provided such quarter end is at least 90 days after the date on which the repayment in full of the Term Loan Facility was repaid; PROVIDED, HOWEVER, that if at the time of any such payment the outstanding principal amount of the Senior Subordinated Note is less than the amount of the quarterly principal payment specified above, such lesser amount shall be repaid. All remaining interest and principal on the Senior Subordinated Note shall be due and payable at maturity on the earlier of (i) March 31, 2003 and (ii) the last day of the calendar quarter that is the eighth calendar quarter following repayment in full of the Term Loan Facility. Each principal payment hereunder shall be paid by wire transfer in immediately available funds.

            2.4.2  MANDATORY PREPAYMENT.  Notwithstanding the provisions of
Section 2.4.1, all outstanding principal and interest relating to the Senior Subordinated Note shall be due and payable (together with the Prepayment Premium) concurrently with the consummation of (i) the sale of all or substantially all of Borrower's assets or (ii) if permitted under the Credit Agreement and the Subordination Agreement or, otherwise, by the Bank, after the closing of any Public Offering the net proceeds of which, after taking into account transaction costs, exceed Fifteen Million Dollars ($15,000,000); provided, however that the Lender shall be entitled to the proceeds of the events described in (i) and (ii) above only to the extent that such proceeds are not paid to the Bank to pay down Senior Debt.

      2.5   OVERDUE PAYMENTS; BUSINESS DAYS; APPLICATION OF PAYMENTS.

            (a) To the fullest extent permitted by law, if any principal amount of, or interest or premium on, any Senior Subordinated Note is not paid when due (whether by acceleration or otherwise), or if any other sum owed to Lender pursuant to this Agreement or any other Loan Document is not paid when due, then interest shall accrue on such delinquent amount from the date such delinquent amount was due until paid at the rate of fifteen percent (15%) per annum, compounded quarterly, or at the maximum rate permitted by law, whichever is less.

            (b) Whenever any payment of principal or interest on the Senior Subordinated Note shall be stated to be due, or whenever any date specified herein would otherwise occur, on a day other than a Business Day, such payment shall be made, and such other date shall be deemed to occur, on the next succeeding Business Day. Any such extension of time shall be included in the computation of interest payable.

            (c) Each payment received by Lender shall be applied, first, to all outstanding fees and reasonable expenses due and payable to Lender or for which Borrower is obligated to reimburse Lender, second, to all interest on the Loan then due and payable to Lender, and, third, to principal of the Loan then due and payable to Lender.

      2.6   OPTIONAL PREPAYMENT.

            2.6.1 ON INTEREST PAYMENT DATES. On the last day of any fiscal quarter Borrower may, at its option, prepay all or any portion of the outstanding principal amount of the Senior Subordinated Note so long as (i) such prepayment is in integral multiples of the lesser of Two Hundred Fifty Thousand Dollars ($250,000) or the entire principal amount then outstanding of the Senior Subordinated Note, (ii) such prepayment is not prohibited by the terms of the Senior Debt and (iii) in connection with such prepayment the Borrower pays the Prepayment Premium, to the extent required by the terms hereof, set forth in
Section 2.7 and complies with the provisions of this Section 2.6. Upon such prepayment of the Senior Subordinated Note, Borrower shall pay to the holders thereof (i) the amount of principal in respect of the Senior Subordinated Note to be prepaid, (ii) the interest relating to such principal amount which is accrued but unpaid up to and including the date of prepayment, and (iii) the Prepayment Premium set forth in Section 2.7, to the extent required by the terms hereof, (the amounts described in clauses (i), (ii) and (iii) being collectively referred to as the "Prepayment Price"). Such prepayment shall be applied to reduce the principal amounts payable under the Senior Subordinated Note in the reverse order in which such amounts are due. At least three (3), but not more than ninety (90), days prior to the date fixed for any prepayment, written notice shall be given to the holders of the Senior Subordinated Note of the election of Borrower to prepay the principal amounts, or a permitted portion thereof, of the Senior Subordinated Note, specifying the amount to be prepaid and the date upon which such prepayment is to be made.

            2.6.2 SELECTION OF NOTES TO BE PREPAID. If less than all of the then outstanding principal amount of Senior Subordinated Notes is to be prepaid, Borrower shall allocate the total principal amount to be prepaid pro rata as nearly as practicable among the Senior Subordinated Notes, based upon the then outstanding principal amounts thereof.

            2.6.3 EFFECT OF NOTICE OF PREPAYMENT. Once notice of prepayment is mailed, Senior Subordinated Note called for prepayment shall become due and payable on the prepayment date at the Prepayment Price. Upon surrender to Borrower, such Senior Subordinated Note shall be paid at the Prepayment Price.

            2.6.4 NOTE PREPAID IN PART. Any Senior Subordinated Note which is to be prepaid only in part shall be surrendered to Borrower, and Borrower shall issue to the holder a new Senior Subordinated Note equal in principal amount to the portion of the surrendered Senior Subordinated Note not prepaid in the form of Exhibit A.

      2.7   PREPAYMENT PREMIUM.

            Borrower acknowledges that Lender is advancing the Loan to Borrower with the expectation that it would be outstanding at least until March 31, 2001, and that Lender would not have been willing to advance a Loan on the terms set forth in this Agreement for a shorter period of time. Accordingly, should the principal of the Senior Subordinated Note be wholly or partially prepaid for any reason (except for a prepayment under Section 2.3.4, Section 2.4.2 or Section
6.8 or acceleration pursuant under Section 7.2), whether voluntary or involuntary, prior to March 31, 2001, then Borrower shall pay to each Lender a Prepayment Premium equal to a percentage of the principal amount being prepaid as follows:

      PREPAYMENT DATE                                                 PERCENTAGE

      After the Closing Date but
      on or before March 31, 1997                                           5%

      After March 31, 1997 but
      on or before March 31, 1998                                           4%

      After March 31, 1998 but on
      or before March 31, 1999                                              3%

      After March 31, 1999 but on
      or before March 31, 2000                                              2%

      After March 31, 2000 but on
      or before March 31, 2001                                              1%

      Thereafter                                                        at par

                                  SECTION 3

                       REPRESENTATIONS AND WARRANTIES

      3.1   REPRESENTATIONS AND WARRANTIES OF LENDER.

            Each Lender represents and warrants to Borrower with respect to its Senior Subordinated Note purchase that:

            3.1.1 INVESTMENT. The Senior Subordinated Note purchased by the Lender is being acquired for investment for the Lender's own account, not as a nominee or agent, and not with a view to the distribution of any part thereof.

            3.1.2 SOPHISTICATION. The Lender has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Lender's investment in the Senior Subordinated Note; the Lender understands that the Senior Subordinated Note is not registered under the Act, that no market exists for the Senior Subordinated Note and that Borrower does not intend to cause there to be a market for the Senior Subordinated Note; the Lender has the ability to bear the economic risks of such investment; the Lender has the capacity to protect the Lender's own interests in connection with the transactions contemplated by this Agreement; and the Lender has had an opportunity to obtain such financial and other information from Merger Sub and Andros as the Lender deems necessary or appropriate in connection with evaluating the merits of the investment in the Senior Subordinated Note; PROVIDED, HOWEVER, that none of the Lender's representations hereunder is intended in any way to limit the scope or applicability of Merger Sub's representations and warranties in this Agreement, the truth, accuracy and completeness of which the Lender has relied upon in its investment in the Senior Subordinated Note.

            3.1.3 ACCREDITED INVESTOR. Each Lender is an "accredited investor," as such term is defined in Regulation D under the Act.

      3.2   REPRESENTATIONS AND WARRANTIES OF MERGER SUB AND ANDROS.

            On and as of the Closing Date, Merger Sub, giving effect to the consummation of the transactions contemplated hereunder and under the other Material Agreements (other than the Merger), represents and warrants to Lender, which representations and warranties shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation made by Lender, that:

            3.2.1 FINANCIAL STATEMENTS. Merger Sub and Andros have delivered to Lender true and complete copies of the Financial Statements. The Financial Statements are true, correct and complete and present fairly the consolidated financial condition and results of operations of Andros and its Affiliated Companies, disclose all Liabilities of Andros and its Affiliated Companies that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed, contingent or inchoate, and have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein), except that the unaudited Financial Statements do not have footnotes and are subject to normal year end adjustments which, individually and in the aggregate, are not material. No event which could reasonably be expected to have a Material Adverse Effect has occurred since December 31, 1995.

            3.2.2 ABSENCE OF UNDISCLOSED LIABILITIES. Except as could not reasonably be expected to have a Material Adverse Effect, neither Andros nor any of its Affiliated Companies has any Liabilities except (i) as reflected on the pro-forma balance sheet delivered pursuant to clause (ii) of Section 4.9 hereof,
(ii) Liabilities incurred in the ordinary course of business as of the Closing Date or (iii) Liabilities incurred in connection with consummation of the transactions contemplated by the Material Agreements and the Merger Agreement.

            3.2.3 TRUTH AND ACCURACY OF INFORMATION. The information provided by or on behalf of Merger Sub or Andros to Lender in connection with the Loan Documents or the transactions contemplated by the Material Agreements including, without limitation, the [description of business plan] is true, correct and complete in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. The projections contained in the [description of business plan] were prepared in good faith, there is a reasonable basis for such projections, and such projections represent Merger Sub's and Andros' best estimate of the future performance of Andros and its Affiliated Companies.

            3.2.4 INSURANCE. There is being maintained for Andros and each of their Affiliated Companies insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning or leasing similar properties. All such policies are in full force and effect, and all premiums with respect thereto are currently paid. A complete list of all such policies has been delivered to the Lenders.

            3.2.5 LABOR MATTERS. Except to the extent set forth in Schedule 3.2.5: (a) Andros and each of its Affiliated Companies is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination, occupational safety and health, and unfair labor practices; (b) there are no collective bargaining or union contracts or agreements and there is no unfair labor practice complaint against Andros or any of its Affiliated Companies pending or threatened before the National Labor Relations Board or any comparable state, local or foreign agency; (c) no union representation question exists and no union organization effort is underway, respecting the employees of Andros or any of its Affiliated Companies; (d) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist; (e) no collective bargaining agreement which is binding on Andros or any of its Affiliated Companies restricts it from relocating or closing any of its operations; (f) neither Andros nor any of its Affiliated Companies is delinquent in payments to any of its employees; or (g) upon termination of the employment of any of the employees of Andros or any of its Affiliated Companies after the Closing Date, neither

Andros nor any of its Affiliated Companies will be liable to any of its employees for severance pay.

            3.2.6 COMPLIANCE WITH LAW. Merger Sub, Andros and each of their Affiliated Companies is in compliance with all applicable laws, regulations and orders applicable to the Business, including, without limitation, applicable building, zoning or health laws, ordinances and regulations and Environment and Safety Laws except for such failure(s) to comply as could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect.
Neither Merger Sub, Andros nor any of their Affiliated Companies has received any notification that it is in violation of any such laws, regulations or orders and neither Merger Sub, Andros nor any of their Affiliated Companies nor any employee thereof (while acting in such capacity), has made any payment to any Person, which payment violates any statute or law, except for violations which could not reasonably be expected, singly or in the aggregate, to have a Material Adverse Effect. Andros has timely made all filings required under the Act and each such filing was made, in form and substance, in compliance with the Act and all rules and regulations related thereto, except if failure to make such filings could not reasonably be expected to have a Material Adverse Effect.

            3.2.7 NO SUBORDINATION. Other than the Subordination Agreement, there is no agreement, indenture, contract or instrument to which Merger Sub, Andros or any of their Affiliated Companies is a party or by which it may be bound that requires the subordination in right of payment of any of the Obligations to the repayment of any other obligation of Merger Sub or Andros.

            3.2.8 SOLVENCY. Each of the Material Agreements was freely and fully negotiated at arm's-length between each of the parties thereto without compulsion or coercion by any party to any of the Material Agreements or any Affiliate of any such party. Neither Merger Sub nor Andros has entered into or consummated the transactions contemplated by the Material Agreements with the intent to hinder, delay or defraud the existing or future creditors of Merger Sub or Andros.

            3.2.9 REGULATIONS G, U, T AND X. Neither Andros nor any of its Affiliated Companies is engaged in the business of extending credit for the purposes of purchasing or carrying margin stock (as defined, from time to time, in Regulations G and U promulgated by the Board). The making of the Loan will not violate Regulations G, U, T or X of the Board.

            3.2.10 VALID ISSUANCE; TENDER OFFER. All of the outstanding capital stock of Merger Sub, Andros and each of their Affiliated Companies has been duly authorized, validly issued, is fully paid and non-assessable, and has been issued in compliance with the Act and all applicable state securities laws. The Tender Offer has been made and will be consummated in all material respects, in accordance with all laws, regulations, rules and statutes, including, without limitation, the Act and all applicable state securities laws.

            3.2.11 INTANGIBLE PROPERTY. SCHEDULE 3.2.11 contains a true and complete list of all patents, patent applications and trademarks (collectively, the "Intellectual Property") owned, held (whether pursuant to a license or otherwise) or used by Andros or any of its Subsidiaries, in whole or in part, as of the date of this Agreement. All of the Intellectual Property is valid, subsisting and enforceable and Merger Sub is not aware of any pending or threatened claim by any third party that any of the Intellectual Property is invalid or unenforceable or that the use of any of the Intellectual Property violates the rights of any third person or of any basis for any such claim. Except for the security interest and conditional assignment created in favor of Banque Paribas, as Administrative Agent for the Banks ("Administrative Agent"), as contemplated by the Credit Agreement or in connection with Liens permitted by this Agreement, Andros owns the Intellectual Property free and clear of any Lien. Except such as may have been filed in favor of Administrative Agent, as contemplated by the Credit Agreement or in connection with Liens permitted by this Agreement, (i) no effective financing statement or other instrument similar in effect covering all or any part of the Intellectual Property is on file in any filing or recording office and (ii) no effective filing covering all or any party of the Intellectual Property is on file in the United States Patent and Trademark Office.

            3.2.12 MERGER AGREEMENT. Merger Sub and Andros have delivered to Lender a true, correct and complete copy of the Merger Agreement (including without limitation all exhibits and schedules thereto) as in effect on and as of the Closing Date; other than the Management Rollover Agreements, there are no other agreements or instruments between the parties thereto pertaining to the Merger. Each of the representations and warranties made by Andros in the Merger Agreement is true, correct and complete in all material respects as of the Closing Date. Subject to the Subordination Agreement, Merger Sub hereby grants a security interest in and assigns to Lender each of its rights under the Merger Agreement, including without limitation the right to proceed directly against the other in its name to enforce its rights under the Merger Agreement against Andros or any third party. The Merger will be consummated in all respect in accordance with the Merger Agreement and all laws, regulations, rules and statutes and all filings, registrations, permits and notifications (including, without limitations, any of the foregoing required under the Hart-Scott-Rodino
Act) necessary or appropriate to consummate the Merger in accordance with all laws, regulations, rules and statutes have been, or will be, prior to consummation of the Merger, made or obtained.

            3.2.13 CREDIT AGREEMENT.Merger Sub and Andros have delivered to Lender a true, correct and complete copy of the Credit Agreement (including without limitation all exhibit and schedules thereto) as in effect on and as of the Closing Date; there are no other agreements or instruments between the parties thereto pertaining to the Senior Debt other than the Subordination Agreement. Each of the representations and warranties made by Merger Sub in the Credit Agreement is true, correct and complete as of the Closing Date in all material respects (except for representations and warranties qualified to materiality which shall be true, correct and complete in all respects). As of the Closing Date, (i) all of the conditions precedent to the obligations of the Bank under the Credit Agreement have been satisfied or waived by the Bank, (ii) all of the covenants to be performed or observed by the parties thereto prior to the Closing Date have been so performed or observed or waived.

            3.2.14 EQUITY INVESTMENT. Merger Sub and Andros have delivered to Lender a true, correct and complete copy of the documents (the "Equity Documents") evidencing Genstar's obligation to make the Contribution (including without limitation all exhibits and schedules thereto) as in effect on and as of the Closing Date; there are no other agreements or instruments between the parties thereto pertaining to the Contribution. As of the Closing Date, (i) all of the conditions precedent to the obligations of Genstar under the Equity Documents have been satisfied or waived and (ii) all of the covenants to be performed or observed by the parties thereto prior to the Closing Date have been so performed or observed.

            3.2.15 FIRPTA. None of Merger Sub, Andros nor any of their Affiliated Companies is now or ever has been a United States real property holding corporation, as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the regulations promulgated thereunder.

            3.2.16 OPERATIONS OF MERGER SUB. Merger Sub (i) does not now have, and has not in the past had, operations or employees, (ii) does not now own and has not in the past owned, assets or properties except for the Shares (to which it has good and marketable title and which are free of all Liens except for Liens in favor of the Bank), (iii) does not now have, and has not in the past had, any Liabilities, except for Liabilities incurred in connection with the transactions contemplated by the Material Agreements, (iv) does not now engage, and has not in the past engaged, in any business activities except for holding the Shares, and (v) does not now have, and has not in the past had, any Subsidiaries. All information provided by or on behalf of Merger Sub or which pertains to Merger Sub is true, correct and complete in all respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading. Since its incorporation, Merger Sub has not suffered a Material Adverse Effect. There is no pending or threatened claim, litigation or other judicial proceeding involving Merger Sub other than claims, litigation or other judicial proceeding disclosed in writing to the Lender prior hereto.


                                  SECTION 4

                            CONDITIONS PRECEDENT

            The obligation of Lender to make the Loan is subject to the fulfillment of all of the following conditions prior to, or contemporaneously with, the disbursement of the Loan:

      4.1   LEGAL MATTERS.

            All legal matters incidental to the making of the Loan shall be reasonably satisfactory to Lender.

      4.2   REPRESENTATIONS AND WARRANTIES.

            The representations and warranties of Merger Sub contained herein shall be true and correct in all material respects on and as of the Closing Date, with the same effect as though made on and as of the Closing Date; and as of the Closing Date except for representation and warranties made as of a specific date which will remain true and correct in all material respects as of such date, no Event of Default or Potential Default shall occur and no Event of Default or Potential Default shall occur upon the consummation of the transactions contemplated by the Material Agreements. Lender shall have received a certificate of officers of Merger Sub certifying the accuracy of the provisions of this Section 4.2.

      4.3   EXECUTED DOCUMENTS.

            Merger Sub and Andros shall have delivered, or shall have caused to be delivered, to Lender the following documents, each of which must be in form and substance reasonably satisfactory to Lender and duly executed by all parties thereto:

                  (a)   this Agreement;

                  (b) the Senior Subordinated Note in the aggregate principal amount of the Loan;

                  (c)   the Subordination Agreement;

                  (d) the Warrant Agreement and Warrant Certificates representing the warrants issued pursuant thereto;

                  (e)   the Guaranty Agreement (Holdings) from Holdings;

                  (f) the Stockholders' Agreement dated the date hereof among Borrower, Lender, Genstar, Banque Paribas, the Bank of Nova Scotia, Susan M. Fixmer, Gerald Madsen, Dane Nelson and William Wiess;

                  (g) an opinion of counsel for Borrower in form and substance reasonably satisfactory to the Lender;

                  (h) the Credit Agreement, the Merger Agreement the Equity Documents, the Definitive Acquisition Documents, and all other agreements and instruments not otherwise required to be furnished pursuant to this Section 4.3, relating to any debt or equity investment in Borrower or any of its Affiliated Companies in connection with the transactions contemplated by the Material Agreements.

      4.4   CERTIFIED DOCUMENTS, ETC.

            Borrower shall have delivered, or shall have caused to be delivered, to Lender copies of the following documents, duly certified, or the following certificates, as applicable:

                  (a) Resolutions of each company which is a party to any of the Material Agreements authorizing (1) the execution, delivery and performance of the Material Agreements, (2) the consummation of the transactions contemplated by the Material Agreements, and (3) all other actions to be taken by such company, as the case may be, in connection with the Material Agreements;

                  (b) Certificates, signed by the Secretary or an Assistant Secretary of Merger Sub and of each of its Affiliated Companies which is a party to any of the Material Agreements, dated as of the Closing Date, as to the incumbency, and containing the specimen signature or signatures, of the Person or Persons authorized to execute the Material Agreements on behalf of Merger Sub or such Affiliated Company, as the case may be, together with evidence of the incumbency of such Secretary or Assistant Secretary;

                  (c) The certificates or articles of incorporation of Merger Sub and of Andros and of each of their Affiliated Companies, certified as of a recent date by the Secretary of State of the state under the laws of which such Person is incorporated, and copies of the bylaws of Merger Sub and of Andros and of each of their Affiliated Companies which is a party to any of the Material Agreements, each certified as of the Closing Date by the Secretary or an Assistant Secretary of Merger Sub or Andros or such Affiliated Company, as the case may be;

                  (d) A certificate of status or good standing of Merger Sub and of each of their Affiliated Companies, from the Secretary of State of the state under the laws of which such Person is incorporated, and of each state or other jurisdiction in which Merger Sub or such Affiliated Company is qualified to do business, dated as of a recent date; and

                  (e) A certificate of an officer of Merger Sub duly authorized to give such certificate on behalf of Merger Sub certifying to Lender that (i) all of the conditions precedent to the consummation of the purchase of the Shares pursuant to the Tender Offer have been satisfied or waived and, if waived, identifying such conditions, (ii) all of the conditions and covenants contained in the Merger Agreement to be performed or observed by the parties thereto prior to the Merger have been so performed or observed in all material respects, (iii) all of the conditions and covenants to be performed or observed prior to purchase of the Shares have been performed or observed in all material respects, (iv) the

Minimum Shares have been tendered to Merger Sub and will be purchased concurrently with funding of the Loan and (v) all acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Material Agreements and the Merger Agreement and to constitute the same legal, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their respective terms, shall have been done and performed and shall have happened in compliance in all material respects with all applicable laws.

      4.5   INSURANCE.

            Merger Sub shall have furnished evidence reasonably satisfactory to Lender that Andros and its Affiliated Companies maintain the insurance required by Section 5.5.

      4.6   OTHER ACTS, CONDITIONS, ETC.

            All acts, conditions and things (including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened before the execution, delivery and performance of the Material Agreements and the Merger Agreement and to constitute the same legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance in all material respects with all applicable laws. The transactions contemplated by the Credit Agreement and the purchase of the Shares pursuant to the Tender Offer shall be ready in all material respects to be consummated simultaneously with the consummation of the transactions contemplated hereby and by the other Material Agreements.

      4.7   DOCUMENTS IN SATISFACTORY FORM.

            All documentation, including, without limitation, documentation for corporate and legal proceedings, and all instruments in connection with the transactions contemplated by the Material Agreements, including the Credit Agreement and the Merger Agreement, and all documents executed and, delivered in connection with the Material Agreements, including the Merger Agreement, shall be reasonably satisfactory in form and substance to Lender (including without limitation all disclosure schedules prepared in connection with the Material Agreements and the Merger Agreement), and Lender shall have received all further information and documents which Lender may reasonably have requested, such documents where appropriate to be certified by proper authorities and corporate officials and parties.

      4.8   INTERNATIONAL ARRANGEMENT AND CONSULTING RETAINER FEE.

            Borrower has paid, or shall pay at closing, an international arrangement and consulting retainer fee to LPIL in the amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000).

      4.9   PRO FORMA BALANCE SHEET.

            Lender shall have received and be reasonably satisfied with:

             (i) the Financial Statements;

             (ii) a pro forma balance sheet of Andros and each of its Affiliated
            Companies (consolidated and consolidating) as of the Closing Date, which pro forma balance sheet shall: (1) reflect the effect on Andros and each of its Affiliated Companies of the transactions contemplated by the Material Agreements and the Merger Agreement, but without giving effect to the Merger; (2) contain a certificate of Andros and each of its Affiliated Companies, executed on its behalf by the chief financial officer of Andros or such Affiliated Company, as the case may be, to the effect that such pro forma balance sheet reflects such chief financial officer's good-faith best estimate as to the financial position of Andros or such Affiliated Company, as the case may be, as of the Closing Date, after giving effect to the transactions contemplated by the Material Agreements and the Merger Agreement; and (3) be in form and substance reasonably acceptable to Lender;

            (iii) a pro forma balance sheet of Andros and each of its Affiliated Companies (consolidated and consolidating) as if the Merger had occurred on the Closing Date, which pro forma balance sheet shall:
            (1) reflect the effect on Andros and each of its Affiliated Companies of the transactions contemplated by the Material Agreements and the Merger Agreement, including, without limitation, the Merger; (2) contain a certificate of Andros and each of its Affiliated Companies, executed on its behalf by the chief financial Officer of Andros or such Affiliated Company, as the case may be, to the effect that such pro forma balance sheet reflects such Responsible Officer's good-faith best estimate as to the financial position of Andros or such Affiliated Company, as the case may be, as of the date of the Merger, after giving effect to the transactions contemplated by the Material Agreements and the Merger Agreement; and (3) be in forma and substance reasonably acceptable to Lender; and

            (iv) a pro forma balance sheet of Merger Sub as of the Closing Date, which pro forma balance sheet shall (1) reflect the effect on Merger Sub of the transactions contemplated by the Material Agreements; (2) contain a certificate of Merger Sub, executed on its behalf by the chief financial officer of Merger Sub, to the effect that such pro forma balance sheet reflects such Responsible

            Officer's good-faith best estimate as to the financial position of Merger Sub as of the Closing Date after giving effect to the transactions contemplated by the Material Agreements; and (3) be in form and substance reasonably acceptable to Lender.

      4.10  PROJECTIONS.

            Lender shall have received projections as to the consolidated financial performance of Andros and each of its Affiliated Companies from the Closing Date (after giving effect to the transactions contemplated by the Material Agreements and the Merger Agreement) through 2000, which are the good-faith best estimate of Merger Sub concerning the most probable course of Andros' business as of the date such projections were prepared and delivered.

      4.11  SENIOR DEBT

            Borrower shall have obtained a Fifty Million Dollar ($50,000,000) Tender Facility, a Twenty Seven Million Dollar ($27,000,000) Term Loan Facility and a Fifteen Million Dollar ($15,000,000) Revolving Credit Facility, each on terms and conditions reasonably satisfactory to Lender. Concurrently with the consummation of the Merger, all amounts outstanding under the Tender Facility shall be paid off in full out of the amounts in the Cash Account and the proceeds of the Term Loan Facility. As of the date of the Merger, the undrawn amount under the Revolving Credit Facility shall be at least Five Million Dollars ($5,000,000).

      4.12  MINIMUM CAPITAL CONTRIBUTION.

            Holdings shall have received the Contribution in an amount not less than Seventeen Million Dollars ($17,000,000) directly or indirectly from Genstar, on terms and conditions reasonably acceptable to Lender. Holdings shall have contributed the Contribution to Merger Sub for equity on terms and conditions reasonably acceptable to Lender. On or about the Closing Date, certain members of management of Andros shall have surrendered 98,201 options to purchase Andros stock in exchange for options to purchase an equivalent number of shares of Holdings common stock.

      4.13  TOTAL PURCHASE PRICE.

            The total purchase price of the Shares paid pursuant to the Tender Offer shall not be in excess of the sum of (i) Eighty Three Million Three Hundred Thousand Dollars ($83,300,000) plus (ii) an amount equal to the product of the number of all options and warrants to purchase Share (excluding the Management Options) times the difference between the price paid for Shares in the Tender Offer and the exercise price of the options or warrants, as the case may be and the price paid per Share shall not exceed Eighteen Dollars ($18.00). Transaction fees, including the international financial consulting retainer fee payable pursuant to Section 4.8, shall not exceed Six Million Dollars ($6,000,000) and transaction fees and expenses (including litigation costs, expenses and settlement fees relating to the Tender Offer or the Merger) shall not be in excess of Seven Million Two Hundred Thousand Dollars ($7,200,000). The type and amount of each transaction fee or expense is set forth in documents previously delivered to the Lender, as they have been updated from time to time.

      4.14  MINIMUM SHARES; MERGER.

            Merger Sub shall have received tender of not less than the Minimum Shares pursuant to the Tender Offer and all other aspects of the Tender Offer shall be consummated pursuant to the definitive documentation relating to the Acquisition (including the Tender Offer and the Merger) (the "Definitive Acquisition Documentation"), no provision of which shall have been amended, supplemented, waived or otherwise modified in any material respect (including, without limitation, amending, supplementing, waiving or modifying any of the terms and conditions set forth in the Definitive Acquisition Documentation). The Tender Offer and the financing thereof shall be consummated in compliance with all applicable laws and regulations (including, without limitation, Regulations G, T, U and X of the Board). All aspects of the Tender Offer shall be reasonably satisfactory to Lender.

      4.15  CASH ACCOUNT.

            Andros shall have deposited with Banque Paribas or other financial institutions acceptable to Lender an amount not less than Twenty Five Million Dollars ($25,000,000) in cash into accounts (collectively, the "Cash Account") with terms and conditions reasonably satisfactory to Lender. The cash deposited in the Cash Account shall be cash shown on the Andros balance sheet immediately prior to Andros' making of the deposit in the Cash Account. Upon consummation of the Merger, all amounts in the Cash Account shall be applied to satisfy Merger Sub's obligation to repay the Tender Facility. No withdrawals will be permitted from the Cash Account without the consent of Lender if such withdrawal would cause the remaining balance on deposit to be less than Twenty Five Million Dollars ($25,000,000) except to repay the Tender Facility or pursuant to the security interest of the Bank in the Cash Account.

      4.16  NO MATERIAL ADVERSE EFFECT.

            Since December 31, 1995, there shall not have occurred a Material Adverse Effect with respect to Merger Sub, Andros, Holdings or any of their Affiliated Companies.

      4.17  SOLVENCY OPINION.

            Lender shall have received (i) an opinion from Valuation Research Corporation, dated the closing date and addressed to the Lender, in from and substance reasonably satisfactory to Lender, in form and substance reasonably satisfactory to Lender, supporting the conclusions that, after giving effect to the Acquisition and the related transactions contemplated herein, in the Credit Agreement and the Merger Agreement,

Andros will be Solvent, both prior to and after consummation of the Merger and
(ii) a financial condition certificate dated the date hereof, in the form of Exhibit C hereto.

      4.18  NO LITIGATION.

            There shall not be pending or, to the knowledge of Holdings, Merger Sub or Andros, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Borrower or any of its Subsidiaries or any property of Company or any of its Subsidiaries that has not been disclosed by Merger Sub to the Lender in writing, prior to the execution of this Agreement, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of the Lender, would be expected to have a Material Adverse Effect; and no injunction or other restraining order shall have been issued and no hearing to cause an injunction or other restraining order to be issued shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loan hereunder.

      4.19  MERGER.

            Lender shall not be obligated to purchase the Senior Subordinated
Note if Lender believes in its good faith discretion that there exists a substantial possibility that the Merger will not occur before June 30, 1996.

      4.20  CALIFORNIA PERMIT.

            Borrower has obtained (and delivered to Lender a copy of) a permit issued by the California Department of Corporations qualifying the offer and sale by Borrower of the Senior Subordinated Note under the California Corporate Securities Law of 1968, as amended.

                                    SECTION 5

                            AFFIRMATIVE COVENANTS

            Borrower covenants that so long as any of the Obligations of Borrower to Lender hereunder or under any of the other Loan Documents remains outstanding, and until final payment in full of the Senior Subordinated Note, Borrower shall, and shall cause each of its Affiliated Companies to:

      5.1   PUNCTUAL PAYMENTS.

            Pay when due, the interest and principal on the Senior Subordinated Note and any premiums, fees or other liabilities due hereunder, at the times and place and in the manner specified therein.

      5.2   ACCOUNTING RECORDS.

            Maintain adequate books and records in accordance with GAAP.

      5.3   REPORTING REQUIREMENTS.

            Provide each Lender with all of the following:

                  (a) as soon as available and in any event within thirty (30) days after the end of each month, consolidated and consolidating balance sheets of Merger Sub and Andros and their Affiliated Companies as of the end of such month and statements of income and shareholders equity of Merger Sub and Andros and their Affiliated Companies for such month and for the Fiscal Year to date, prepared in accordance with GAAP and certified in a manner acceptable to Lender by the chief financial officer of Merger Sub, Andros and such Affiliated Company, as the case may be, certifying as to the accuracy and completeness of such balance sheets and statements of income and shareholders equity and further certifying that as of the last day of such month, no Event of Default or Potential Default has occurred and is continuing or, if an Event of Default or Potential Default has occurred and is continuing, a statement as to the nature thereof and the action which Merger Sub, Andros and their Affiliated Companies propose to take with respect thereto;

                  (b) Simultaneously, with delivery of reports pursuant to clause (a) of this Section 5.3, (i) a report setting forth the compliance (or non-compliance) of Merger Sub and Andros with each of the financial covenants set forth in the documents evidencing the Senior Debt or in this Senior Subordinated Loan Agreement, including all calculations and back-up data, certified by the president and chief financial officer of Merger Sub and Andros by a certificate substantially in the form of Exhibit D hereto as to the accuracy of such report and a reasonably detailed management discussion and analysis of the financial statements including (ii) actual monthly and year-to-date performance compared to budget, (ii) actual monthly and year-to-date performance compared to performance in the immediately preceding year, and (iii) a reasonably detailed discussion of the variance of actual performance from budget and of actual performance from prior year performance. If the report described in this clause (b) shows that Merger Sub or Andros is not in compliance with any financial covenant set forth in the documents evidencing the Senior Debt or in this Senior Subordinated Loan Agreement, then the president and chief financial officer of Merger Sub and Andros shall also describe the action Merger Sub and Andros plan to take to bring into compliance with all such covenants;

                  (c) as soon as available and in any event within ninety (90) days after and as of the end of each Fiscal Year, audited consolidated financial statements of Merger Sub, Andros and its Affiliated Companies, together with an unqualified report thereon of a certified public accountant satisfactory to Lender, to include a balance sheet, statements of income, shareholders equity and cash flows, and footnotes, all prepared in accordance with GAAP;

                  (d) as soon as possible and in any event within five (5) business days after the president or chief financial officer of Borrower has knowledge of the occurrence of any Event of Default or Potential Default, a statement of the president or chief financial officer of Borrower setting forth details of such event and the action which Merger Sub, Andros and their Affiliated Companies propose to take with respect thereto;

                  (e)   as soon as available but in no event later than thirty
(30) days after the end of each Fiscal Year, a detailed operating plan and budget for the immediately succeeding Fiscal Year;

                  (f) promptly upon any officer of Merger Sub, Andros or Holdings obtaining knowledge of (1) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting Merger Sub, Andros or any of their Affiliated Companies or any property of Merger Sub, Andros or any of their Affiliated Companies not previously disclosed by Holdings to Lender which could reasonably be expected to have a Material Adverse Effect or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting any Borrower or any of its Affiliated Companies or any property of Borrower or any of its Affiliated Companies, in either case, which could reasonably be expected to have a Material Adverse Effect, Merger Sub, Andros or Holdings as applicable, will promptly deliver notice thereof and provide such other information as may be reasonably available to them to enable Lender and its counsel to evaluate such matter; and

                  (g) from time to time, such other information or documents respecting the business, properties or the condition or operations, financial or otherwise, of Borrower or any of its Affiliated Companies as Lender may from time to time reasonably request.

      5.4   EXISTENCE; COMPLIANCE WITH LAW.

            Preserve and maintain its corporate existence, and all of its licenses, permits, governmental approvals, rights, privileges and franchises necessary or desirable in the normal conduct of its business as now conducted or presently proposed to be conducted; conduct its business in an orderly and regular manner; comply with the provisions of all documents pursuant to which it is organized or which govern its continued existence; and comply in all material respects with the requirements of all applicable laws, rules, regulations, ordinances, orders of any governmental authority and requirements for the maintenance of its insurance, licenses, permits, governmental approvals, rights, privileges and franchises, including, but not limited to, all applicable Environmental and Safety Laws, rules, regulations, ordinances and orders, except if any of the foregoing could not reasonably be expected to have a Material Adverse Effect.

      5.5   INSURANCE.

            Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to its line of business, including without limitation fire, extended coverage, public liability, property damage, business interruption, product liability, and workers' compensation carried with companies and in amounts reasonably satisfactory to Lender, and deliver to Lender, from time to time, at Lender's request, schedules setting forth all insurance then in effect.

      5.6   FACILITIES; INTELLECTUAL PROPERTY RIGHTS.

            Maintain and preserve all of its properties useful or necessary to its business in good repair and condition and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

            In addition, the Borrower and each of its Affiliated Companies shall possess and maintain all material proprietary rights necessary to the conduct of their respective businesses and own all right, title and interest in and to, or have a valid license for, all material proprietary rights used by the Borrower and each of its Affiliated Companies in the conduct of their respective businesses, except if failure to possess and maintain such rights could not reasonably be expected to have a Material Adverse Effect. Neither Merger Sub, Andros nor any of their Affiliated Companies shall take any action, or fail to take any action, which would result in the invalidity, abuse, misuse or unenforceability of such proprietary rights or which would infringe upon any rights of other Persons, except if failure to do the foregoing could not reasonably be expected to have a Material Adverse Effect.

      5.7   TAXES AND OTHER LIABILITIES.

            Pay and discharge when due any and all assessments and taxes, both real and personal and including federal and state income taxes, and governmental charges and levies imposed upon it or upon its income or profits or in respect of its property, except for assessments and taxes contested in good and with respect to which appropriate reserves have been taken.

      5.8   NOTICE TO LENDER.

            Promptly (but in no event more than ten (10) days after the occurrence of each such event or matter) give notice in writing to Lender of:
(a) any change in its name, organizational structure or composition; (b) any termination or cancellation of any insurance policy which it is required to maintain; (c) any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting its property in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000); (d) any other matter which has resulted in a material adverse change in its financial position; or (e) any event creating a substantial possibility that the Merger will not occur.

      5.9   ERISA.

            With respect to each Plan, comply in all material respects with the applicable provisions of ERISA and the Code.

      5.10  NOTICE TO LENDER REGARDING ERISA MATTERS.

            Deliver to Lender within thirty (30) days after: (a) an officer of the Borrower knows or has reason to know of the occurrence of any Reportable Event with respect to any Pension Plan, that alone or together with other Reportable Events could reasonably be expected to result in liability of Borrower or any of their ERISA Affiliates to the PBGC in an aggregate amount exceeding Two Hundred Thousand Dollars ($200,000), a copy of the materials that are filed with the PBGC in connection therewith, or if no materials are required to be filed, notice of such Reportable Event; (b) the receipt by Borrower or any of its ERISA Affiliates of notice of the PBGC's intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under
Section 4042 of ERISA, a copy of such notice; (c) Borrower or any of its ERISA Affiliates knows or has reason to know of any event or condition that could reasonably be expected to constitute grounds for the termination of (or the appointment of a trustee to administer) any Pension Plan under Section 4042 of ERISA, an explanation of such event or condition; (d) the receipt by Borrower or any of its ERISA Affiliates (other than an entity that constitutes an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) of notice from the sponsor of a Multiemployer Plan concerning (i) the imposition of withdrawal liability under Section 4201 of ERISA, or (ii) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA and in either case which could reasonably be expected to result in liability to Borrower in excess of Two Hundred Thousand Dollars ($200,000) a copy of such notice; (e) the due date for filing with the PBGC (pursuant to Section 412(n) of the Code) a notice of failure to make a required installment or other payment with respect to a Pension Plan, a statement of the chief financial officer of Borrower setting forth the details of such failure and the action proposed to be taken with respect thereto; and (f) Borrower or any of its ERISA Affiliates receives notice of liability for a civil penalty imposed under Section 502 of ERISA or a tax imposed under Section 4975 of the Code, which in either case could reasonably be expected to have a Material Adverse Effect, a copy of such notice.

      5.11  BOARD MEETINGS.

            Give Lender notice of all meetings and actions by written consent of its board of directors and each committee thereof, at the same time and in the same manner as notice of any meetings of such board of committees is required to be given to its directors who do not waive such notice. Borrower shall hold at least four meetings of the board of directors in each calendar year which shall be in different calendar quarters and as near to the beginning of such calendar quarter as is reasonably practicable. Lender shall have the right to send not more than two representatives as they may in their discretion select (the expenses of only one of which, as specified by Lender, shall be borne by Borrower) to each such meeting, who shall be permitted to attend such meeting and any adjournments thereof (other than any portion of such meeting devoted to discussion of Lender solely in its capacity as holder of the Senior Subordinated Note).

      5.12  LENDERS' MEETINGS; MANAGEMENT MEETINGS.

            If in any calendar quarter Merger Sub or Andros does not hold at least one meeting of its board of directors, as near to the beginning of such calendar quarter as is reasonably practicable, it shall conduct a meeting of Lenders in such calendar quarter, as near to the beginning of such calendar quarter as is reasonably practicable, to discuss the results of the fiscal quarter then most recently ended and the financial condition of Merger Sub and Andros, at which shall be present the chief executive officer and the chief financial officer of each of Merger Sub and Andros, at least a majority of the members of the board of directors of Andros and such other officers of Andros as the chief executive officers of Andros shall designate. Lender shall have the right to send as many representatives as they may in their discretion determine (the expenses of only one of which, as specified by Lender, shall be borne by Merger Sub and Andros) to each such meeting. Such meetings shall be held at a time and place convenient to Lender and to Merger Sub and Andros.

      5.13  VISITATION RIGHTS.

            From time to time, upon reasonable notice and during normal business hours, permit a representative of Lender to examine, audit and make copies of and abstracts from the records and books of account of Borrower and its Affiliated Companies, and visit the properties of Borrower and its Affiliated Companies and discuss the affairs, finances and accounts of Borrower and its Affiliated Companies with any of their respective officers or directors. All nonpublic information provided by Borrower or its Affiliated Companies in the course of such visits shall be kept confidential by the Lender, provided such information may be disclosed to other Lender or transferees or to any officer, director, employee, agent, consultant or attorney of any such Person (provided such officers, directors, employees, agents, consultants or attorneys shall keep such information confidential to the same extent as Lender), and may also be disclosed as required by law or as requested by regulatory authorities.

      5.14  PERFORMANCE OF AGREEMENTS.

            Perform in all material respects all of the obligations to be performed by it under each lease, indenture, agreement, contract and other instrument to which it is a party or by which it or its properties may be bound or affected of the failure to so perform such obligations might result in a Material Adverse Effect; provided, however, that it shall strictly perform each of its obligations under the Loan Documents.

      5.15  PRIVATE PLACEMENT NUMBER.

            Borrower shall within thirty (30) days after the Closing Date obtain a private placement number with respect to the Senior Subordinated Note from Standard & Poor's Corp.

      5.16  PRE-MERGER COVENANTS.

            Perform in all material respects all covenants set forth in the Merger Agreement applicable prior to the consummation of the Merger. In addition, (i) Merger Sub shall not sell, pledge, hypothecate or otherwise encumber any of the Minimum Shares except for a pledge of the Shares to the Bank and (ii) Merger Sub shall not amend, modify, change or terminate the Definitive Acquisition Documentation or the Merger Agreement.

      5.17  MERGER.

            In the event that Merger Sub purchases not less than ninety percent (90%) of the Shares in the Tender Offer, Holdings shall cause the Merger pursuant to Section 253 of the Delaware General Corporation Law and the Merger Agreement to occur prior to or concurrently with the payment for the Shares purchased in the Tender Offer.

            In the event that Merger purchases at least the Minimum Shares but less than ninety percent (90%) of the Shares in the Tender Offer, Holdings shall cause the Merger to occur on or prior to June 30, 1996 on the terms and conditions set forth in the Merger Agreement.

            Concurrently with consummation of the Merger, Andros shall deliver to Lender (i) an Assumption Agreement in the form of Exhibit E hereto stating
(a) that the Merger has occurred, (b) that Andros assumes all obligations of Merger Sub under the Material Agreements, (c) the Tender Facility has been paid in full and that all amounts in the Cash Account were used to pay off the Tender Facility, (d) that the Bank has made available to Andros the Term Loan Facility and the Revolving Credit Facility, (e) that all of the representations and warranties of Merger Sub and Andros are true and correct in all material respects as of the date of the Merger giving effect to Merger (except for representations and warranties that are no longer true solely because of the Merger, and with respect to which Andros shall explain in writing and with specificity the extent to which such representation and warranties are no longer true which explanation must be to the satisfaction of the Lender), (f) that no event of default or potential default has occurred and is continuing, (g) that the Management Options have been rolled over into options on Holdings Stock on the terms and conditions set forth in the Merger Agreement, etc., (ii) evidence of assumption by Andros of all obligations of Merger Sub under the Loan Documents (which may include one or more Senior Subordinated Promissory Notes, in the form of Exhibit A hereto, in the principal amount of Fifteen Million Dollars ($15,000,000) in the aggregate issued to Lender, or such other Persons as Lender may direct, and executed by Andros) and (iii) a Subordination Agreement executed by Andros or other documentation reasonably satisfactory to Lender showing that Andros is bound by the provisions of the Subordination Agreement. Each of the statements in the Assumption Agreement shall be true, correct and complete in all material respects as of the date of the Merger. In addition, concurrently with the consummation of the Merger each domestic Subsidiary of Andros shall deliver to the Lender an executed Guaranty Agreement (Subsidiary) in the form of Exhibit B.


                                  SECTION 6

                             NEGATIVE COVENANTS

            Borrower further covenants that so long as any of the Obligations of Borrower to Lender hereunder or under any of the other Loan Documents remain outstanding, and until final payment in full of the Senior Subordinated Note, without the prior written consent of Lender, Borrower shall not, and shall not allow any of its Affiliated Companies to:

      6.1   USE OF FUNDS.

            Use the proceeds of the Loan for any purpose other than financing the purchase of the Shares pursuant to the Tender Offer (and all related costs, fees and expenses) and working capital purposes.

      6.2   DIVIDENDS, DISTRIBUTIONS.

            Declare or pay, directly or indirectly, any dividend or distribution (by reduction of capital or otherwise) either in cash, stock or any other property (or any combination thereof) on its capital stock now or hereafter outstanding or on any warrant, option or other right to acquire capital stock now or hereafter outstanding (other than (i) the securities issued or issuable-under the Warrant Certificate and (ii) dividends by Subsidiaries of Borrower) or, directly or indirectly, redeem, retire, purchase or otherwise acquire any shares of any class of its capital stock now or hereafter outstanding or any warrant, option or other right to acquire capital stock now or hereafter outstanding (other than (a) the securities issued or issuable under the Warrant Certificate, (b) the securities issued or issuable under the warrant certificates issued to the Bank on the date hereof (and any warrant certificates issued in exchange therefor or in replacement thereof) (the "Bank Warrants") and
(c) any amounts paid to the Bank pursuant to the put rights under the Bank Warrants), including without limitation any put, call or other right to payment under any warrant, option or other right to acquire capital stock now or hereafter outstanding (other than the securities issued or issuable under the Warrant Certificate) or pay any management, consulting or other fee to any holder of its capital stock or any Affiliate of such a holder (other than as contemplated under the Loan Documents, the Warrant Agreement or the Credit Agreement); PROVIDED that (i) Holdings may issue to management options to purchase shares of its common stock in an aggregate amount not more than 10% of the shares of common stock outstanding on the date hereof, and (ii) Andros may pay to Genstar an annual consulting fee as permitted under Section 6.16.

      6.3   BUSINESS.

            Discontinue the Business or engage in any business activities or operations substantially different from or unrelated to the Business or as contemplated in the [description of Business Plan]. In addition, Merger Sub shall not engage in any business other than holding the Shares and Holdings shall not engage in any business other than holding the shares of Merger Sub or Andros.

      6.4   INDEBTEDNESS.

            Create, incur, assume or permit to exist any Indebtedness (other than the Obligations); provided, however, that this Section 6.4 shall not prohibit:

                  (a)   the incurrence of Senior Debt;

                  (b) unsecured Indebtedness and other liabilities incurred in the ordinary course of business, but not incurred through the borrowing of money;

                  (c) Indebtedness for taxes, assessments, governmental charges or levies to the extent that payment thereof shall not at the time be required to be made in accordance with the provisions of Section 5.7;

                  (d) Indebtedness of Andros and its Affiliated Companies existing as of the Closing Date, as described on Schedule 6.4 and approved by Lender;

                  (e) Rate Protection Agreements which meet each of the following criteria: (i) any such Rate Protection Agreement shall relate to actual outstanding long-term debt of Borrower; and (ii) the pricing and spread for such Rate Protection Agreements shall be on market terms; or

                  (f) Indebtedness for the purchase price of property or assets secured by a Lien on such assets, provided that (i) such Indebtedness shall not exceed 100% of the lesser of the fair market value or the purchase price of the property or assets purchased and (ii) such Indebtedness shall not exceed One Million Dollars ($1,000,000) in the aggregate at any time outstanding.

                  (g)   Indebtedness in respect of Capital Leases permitted by
Section 6.12.

                  (h) other Indebtedness in an amount not to exceed One Million Dollars ($1,000,000) in the aggregate.

      6.5   LIENS.

            Create or suffer to exist any Lien or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income to secure any Indebtedness of any Person except:

                  (a) Liens created or permitted to secure Senior Debt or the Senior Subordinated Note;

                  (b) leases permitted under Section 6.18 and lessor interests in security deposits given pursuant to leases of real property entered into by Borrower or any of its Affiliated Companies, as lessee, in the ordinary course of business within the limits of Section 6.18;

                  (c) Liens for current taxes, assessments or other governmental charges (i) which are not delinquent or remain payable without any penalty, or (ii) the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

                  (d) Liens, for charges for Borrower and its Affiliated Companies, incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

                  (e) Liens of attachment and judgment respecting claims, the validity of which is being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof (i) in an aggregate amount not exceeding Two Hundred Thousand Dollars ($200,000) for Borrower and its Affiliated Companies, or (ii) which shall be vacated within thirty (30) days after the creation thereof;

                  (f) mechanics', materialmen's or other similar Liens arising in the ordinary course of business which either (i) are inchoate and relate to an obligation which is not yet due and payable or (ii) are being contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and are in an aggregate amount not exceeding Two Hundred Thousand Dollars ($200,000) for Borrower and its Affiliated Companies; and

                  (g) Liens to secure Indebtedness permitted under Section 6.4(d); and

                  (h) Liens to secure Indebtedness permitted under Section 6.4(f), provided that any such Lien attach only to the property or assets purchased and any such

Lien shall be created within twelve (12) months following the acquisition of such property or assets.

      6.6   SUBSIDIARIES; INVESTMENTS.

            Create any Subsidiary, unless such Subsidiary, if domestic, delivers to the Lender a Guaranty Agreement in the form of Exhibit B hereto, or make any capital contribution or other Investment, except for Permitted Investments.

      6.7   GUARANTEED INDEBTEDNESS.

            Create, assume, incur, or be or become liable for any Guaranteed Indebtedness except: (a) it may endorse negotiable instruments for deposit or collection in the ordinary course of business; (b) any of Borrowers' Affiliated Companies may guaranty or become jointly liable with respect to the Obligations or the Senior Debt; and (c) it may guaranty or become jointly liable on any Indebtedness or Liens which such guarantor would have been permitted to incur under Sections 6.4 and 6.5.

      6.8   MERGERS.

            Merge with or into or consolidate with or into another Person or acquire all or substantially all of the assets, membership interests or capital stock of any Person, except for the Merger and (ii) after the Merger, acquisition by Andros and its Subsidiaries of the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person; PROVIDED that (a) the aggregate amount of cash and noncash consideration paid by Andros and its Subsidiaries shall not exceed $5,000,000 for any single such acquisition, (b) the aggregate amount of cash and noncash consideration paid by Andros and its Subsidiaries in each calendar year for all such acquisitions shall not exceed $10,000,000 and (c) the aggregate amount of cash and noncash consideration paid by the Company and its Subsidiaries for each such acquisition shall not exceed an amount equal to 400% of the pro forma earnings before interest, depreciation, amortization and taxes (calculated in the manner of Consolidated Adjusted EBITDA and giving effect on a pro forma basis to restructuring arrangements to be effected on or prior to the acquisition date) for the business acquired for the most recently completed fiscal year of such business. Subsidiaries of the Borrower may merge into the Borrower so long as the Borrower is the surviving entity, or into each other. If Borrower seeks the Lender's consent for a merger or acquisition not otherwise permitted hereunder, and Bank shall have already granted its consent to the consummation of such merger or acquisition, Borrower may repay all amounts outstanding under this Agreement and the Senior Subordinated Note, without being obligated to pay the Prepayment Premium.

      6.9   RESTRICTIONS ON SALES OF ASSETS.

            Sell or otherwise dispose of any property except:

                  (a) sales, leases, rentals or dispositions of property as a result of a constructive loss of the property or a decision to dispose consistent with reasonable business judgment;

                  (b) sales, leases, rentals or dispositions of property in the ordinary course of business and consistent with reasonable business judgment; and

                  (c) after the Merger, in any Fiscal Year sales of assets having a fair market value not in excess of One Million Dollars ($1,000,000), provided that (i) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof, (ii) the sale consideration received shall be cash and (iii) the proceeds of such asset sales shall be applied as required by subsection 2.4B(iii)(a) of the Credit Agreement, as of the date hereof.

      6.10  FINANCIAL COVENANTS.

            A. MINIMUM INTEREST COVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated Adjusted EBITDA for any four-fiscal quarter period ending during any of the periods set forth below to (ii) Consolidated Interest Expense for such period to be less than the correlative ratio indicated:



                        PERIOD                    Minimum
                                                    INTEREST COVERAGE RATIO

       September 30, 1996
       October 1, 1996 through December 31, 1997
       January 1, 1998 to December 31, 1999
       Thereafter
            B. MINIMUM FIXED CHARGE COVERAGE RATIO. Borrower shall not permit the ratio of (i) Consolidated Adjusted EBITDA for any four-fiscal quarter period ending during any of the periods set forth below to (ii) Consolidated Fixed Charges for such period to be less than the correlative ratio indicated:



                        PERIOD                    Minimum Fixed
                                                    CHARGE COVERAGE RATIO

       September 30,1996 through December 31, 1996
       Thereafter

            C. MAXIMUM TOTAL DEBT RATIO. Borrower shall not permit the ratio of (i) Consolidated Total Debt as of the last day of any fiscal quarter ending during any of the periods set forth below to (ii) Consolidated Adjusted EBITDA for the four-fiscal quarter period ending on such day to exceed the correlative ratio indicated:



                      PERIOD                      MINIMUM TOTAL DEBT RATIO

       September 30,1996 to December 31, 1998
       January 1, 1999 to December 31, 1999
       January 1, 2000 to December 31, 2000
       Thereafter
            D. MAXIMUM RESEARCH AND DEVELOPMENT EXPENSES. Borrower shall not permit Consolidated Research and Development Expenses for any four-fiscal quarter period ending on or after December 31, 1996 to exceed an amount equal to 8.5% of Consolidated Total Sales for such period.

            E.    CONSOLIDATED CAPITAL EXPENDITURES.

            Borrower shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal year indicated below, in an aggregate amount in excess of the corresponding amount set forth below opposite such Fiscal Year;



                        FISCAL YEAR                       MAXIMUM CONSOLIDATED
                                                          CAPITAL EXPENDITURES

       Fiscal Year 1996                                      $1,200,000
       Each Fiscal Year thereafter                           $  750,000

      6.11  PREPAYMENT OF INDEBTEDNESS.

            Prepay Indebtedness, other than the Senior Debt, or the Loan on the terms and conditions set forth herein, before the stated maturity thereof.

      6.12  RESTRICTION ON LEASES.

            Borrower shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, (i) for the obligations of the lessee under any Capital Lease unless the portion of all such obligations that is properly classified as a liability on a balance sheet in conformity with GAAP does not exceed $1,000,000 at any time or (ii) for the obligations of the lessee under any Operating Lease unless, immediately after giving effect to the incurrence of liability with respect to such lease, the Consolidated Rental Payments at the time in effect during the then current Fiscal Year or any future period of 12 consecutive calendar months shall not exceed $500,000.

      6.13  TRANSACTIONS WITH AFFILIATES.

            Lend or advance money to, pay fees for consulting services or the management of the Business or of any assets of Borrower or any of its Affiliated Companies to or contract with or engage in any other transactions with Affiliates, except in the ordinary course of business and on terms and for consideration which are no less favorable than the terms and consideration which Borrower or such Affiliated Company, as the case may be, would be obligated to pay or entitled to receive in an arm's length transaction; PROVIDED, that, subject to the restrictions set forth in Section 6.16 hereof, Borrower may pay to Genstar a consulting fee in an amount not in excess of Four Hundred Fifty Thousand Dollars ($450,000) in any Fiscal Year.

      6.14  AMENDMENTS OF CORPORATE DOCUMENTS.

            Amend, modify or otherwise change any of the terms or provisions in any of their respective corporate constituent, organizational or governing documents as in effect on the date hereof if such amendment, modification or change could reasonably be expected to have a Material Adverse Effect.

      6.15  SALE OR ISSUANCE OF STOCK.

            Except as permitted under Section 6.9 hereof, sell, pledge, or otherwise transfer any shares of capital stock of any Subsidiary; or issue any class or series of capital stock which requires (by its terms, pursuant to separate agreement or upon shareholder request) the payment of dividends thereon or redemption thereof prior to the final payment in full of the Senior Subordinated Note.

      6.16  CONSULTING AGREEMENT.

            [Neither Holdings nor any of its Subsidiaries shall pay to Genstar or any of its Affiliates management fees in excess of $450,000 during any Fiscal Year. During the period from and including the Closing Date to the end of the 1999 Fiscal Year, (i) $100,000 of such fee shall be payable quarterly so long as no Event of Default or Potential Default shall have occurred and be continuing or shall be caused thereby and (ii) $350,000 of such fee shall be payable annually (a) solely from that portion of Consolidated Excess Cash Flow for any such Fiscal Year not required to be applied to prepayment of loans pursuant to subsection 2.4B(iii)(d) and (b) of the Credit Agreement so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or shall be caused thereby.]

      6.17  CREDIT AGREEMENT.

            Amend, modify or change the Credit Agreement, except as permitted in the Subordination Agreement.

      6.18  USE OF HAZARDOUS MATERIAL.

            Engage in or permit the holding, manufacture, treatment, storage, use, generation, release, discharge, refining, dumping or disposal of any Hazardous Material (whether legal or illegal, accidental or intentional) on, under, in or about the properties it owns, leases or operates or transport any Hazardous Material to, from or across such property if such activity could reasonably be expected to have a Material Adverse Effect.

      6.19  HOLDER OF SENIOR DEBT.

            Permit Borrower or any of its Affiliates to hold, directly or indirectly, any of the Senior Debt.


                                  SECTION 7

                              EVENTS OF DEFAULT

      7.1   EVENTS OF DEFAULT.

            The occurrence and continuation of any of the following shall constitute an "Event of Default" under this Agreement:

                  (a) Borrower shall fail to pay when due any principal, interest, premium or other amount payable under the Loan Documents, provided that the Borrowers failure to pay when due interest on the loan or any other amount due under this Agreement (other than principal) shall not be an Event of Default until three (3) days shall have elapsed since the date such amount became due and payable;

                  (b) any representation or warranty made by Merger Sub or Andros in the Loan Documents shall at any time prove to be incorrect in any material respect on or as of the date made or deemed made, except those representations and warranties qualified to materiality which must be true and correct in all respects;

                  (c) Borrower shall fail to observe or perform, or shall fail to cause any of their Affiliated Companies to observe or perform, any obligation, covenant or other provision contained in Section 5.1, 5.3(d), 5.8, 5.17, 6.8, 6.10, or 6.12, of this Agreement; or Merger Sub or Andros shall fail to observe or perform or shall fail to cause any of their Affiliated Companies to observe or perform any other obligation, covenant or provision contained in the Loan Documents which failure is not cured within forty-five (45) days after the earlier of (x) the date the president or chief financial officer of Borrower had knowledge thereof or (y) notice thereof from the Lender;

                  (d) (x) any default by Borrower or any of its Affiliated Companies in the payment of any principal or interest on any other Indebtedness (excluding the Senior Debt), which Indebtedness in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000), or any breach or default with respect to any other material term of any evidence of any Indebtedness, or (y) of any loan agreement, mortgage, indenture or other agreement relating thereto, or failure of the Borrower to pay principal or interest on the Senior Debt, if in the case of clause (x) or (y) the holder or holders of that Indebtedness (or a trustee or other agent on behalf of such holder or holders) has accelerated such Indebtedness;

                  (e) the entry of any judgment, order or decree against Merger Sub or Andros or any of their Affiliated Companies; or the filing of a notice of judgment lien against Merger Sub or Andros or any of their Affiliated Companies; or the recording of any abstract of judgment against Merger Sub or Andros or any of their Affiliated Companies in any county in which Merger Sub or Andros or such Affiliated Company has an interest in real property; or the service of a notice of levy or of a writ of attachment or execution, or other like process, against the assets of Merger Sub or Andros or any of their Affiliated Companies; and such judgment, judgment lien, levy, attachment or execution shall exceed Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate and shall not have been paid, vacated, discharged or stayed within sixty (60) days from the entry thereof;

                  (f) Merger Sub or Andros or any of their Affiliated Companies shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Merger Sub, Andros or any of its Affiliated Companies shall file a voluntary petition in bankruptcy, or seek reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Merger

Sub, Andros or any of their Affiliated Companies, which petition or proceeding
(i) results in the entry of an order for relief or any such adjudication of relief, or (ii) remains unreleased, undischarged, or unbonded for a period of sixty (60) days, or (iii) Merger Sub, Andros or such Affiliated Company filing an answer admitting jurisdiction of the court and the material allegations of the petition; or Merger Sub, Andros or any of their Affiliated Companies shall be adjudicated a bankrupt, or an order for relief shall be entered by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

                  (g) the dissolution or liquidation of Merger Sub, Andros or any of their Affiliated Companies; or Merger Sub, Andros or any of their Affiliated Companies or any of the directors or shareholders of Merger Sub, Andros or any of their Affiliated Companies shall take action seeking to effect the dissolution or liquidation of Merger Sub, Andros or any of their Affiliated Companies;

                  (h) any of the Loan Documents or any of the other Material Agreements shall, at any time, cease to be in full force and effect except in accordance with its terms or shall be declared null and void pursuant to a judicial or other governmental act, or the validity or enforceability thereof shall be contested by any party thereto;

                  (i)   a Change of Control shall have occurred;

                  (j) the Merger shall be unwound, reversed or otherwise rescinded in whole or in part for any reason.

      7.2   REMEDIES.

            Subject to the Subordination Agreement, if an Event of Default shall occur and be continuing, any Indebtedness of Borrower under the Loan Documents, any term of any of the Senior Subordinated Note to the contrary notwithstanding, shall (i) in the case of an Event of Default described in Section 7.1, at the option of the Lender, and (ii) in the case of any other Event of Default, at the option of the holders of a majority in interest of the then outstanding principal amount of the Senior Subordinated Note, and without notice, become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower, and such Lender or holders shall have all rights, powers and remedies available under any of the Loan Documents, or accorded by law; provided, however, that upon the occurrence of an Event of Default described in clause (g) of Section 7.1, such Indebtedness shall become immediately due and payable without any election on the part of the holders. All rights, powers and remedies of any Lender may be exercised by such Lender at any time and from time to time after the occurrence and during the continuation of an Event of Default. All rights, powers and remedies of each Lender in connection with the Loan Documents are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity, including, without limitation, the right to set-off any liability owing by such Lender to Borrower against any liability of Borrower to such Lender as provided in Section 7.4.

      7.3   NO WAIVER.

            No delay, failure or discontinuance of the Lender, or any holder of any of the Senior Subordinated Note, in exercising any right, power or remedy under the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by any Lender, or any holder of any of the Senior Subordinated Note, of any breach of or default under the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing. No waiver by the Bank of any obligation owed to it pursuant to the Credit Agreement, including any waiver of an event of default under the Credit Agreement, shall constitute a waiver of any right, power or remedy belonging to Lender under any provision of this Agreement or any of the other Loan Documents.

      7.4   SET-OFF.

            Subject to the Subordination Agreement, in addition to any rights, powers or remedies now or hereafter granted under this Agreement or applicable law, and not by way of limitation of any such rights, powers or remedies, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person (any such notice being hereby expressly waived), to the fullest extent permitted by law, to set off, appropriate and apply all indebtedness or obligations owing by any Lender to or for the account of Borrower against all of the obligations of Borrower to such Lender now or hereafter arising under this Agreement or any of the other Loan Documents. A Lender that exercises its right of set-off shall give notice to the Borrower of its exercise of such right.


                                  SECTION 8

                               MISCELLANEOUS

      8.1   TRANSFERS

            8.1.1 TRANSFERS PERMITTED. Lender may make a Transfer (a "Permitted Transfer") to any Person provided that (i) such Transfer is made in compliance with the Act and any applicable state securities laws and (ii) such Transfer is of an amount of the Loan equal to or greater than Two Million Dollars ($2,000,000). Each transferee shall make to Borrower the representations and warranties set forth in Section 3.1. Borrower shall cooperate in connection with any such Permitted Transfer. Upon any Permitted Transfer, the transferee shall, to the extent of such Transfer, be entitled to exercise the rights of the Lender making such Transfer and shall thereafter be deemed a "Lender" under this Agreement.

            8.1.2 MECHANICS OF PERMITTED TRANSFER. Borrower shall keep at its principal office a register for the registration of the Senior Subordinated Note as to both principal and stated interest. Any Lender desiring to make a Permitted Transfer shall surrender to Borrower the Senior Subordinated Note or Notes to be Transferred. Upon such surrender, Borrower shall promptly issue a new Senior Subordinated Note or Notes to the transferee of the Permitted Transfer (and to the transferor as to any portion not Transferred) in the form of Exhibit A in the aggregate principal amount of the Senior Subordinated Note or Notes surrendered. Borrower shall register the new Senior Subordinated Notes as to both principal and stated interest in the names of the transferees of the Permitted Transfer (and the transferor as to any portion not Transferred). No Transfer shall be effective until the issuance of the new Senior Subordinated Note or Notes under this Section.

            8.1.3 FURTHER ASSURANCE. Borrower shall, from time to time at the request of any Lender, execute and deliver to such Lender or to such party reasonable or parties as such Lender may designate, all further instruments as may in such Lender's opinion be necessary or advisable to give full force and effect to any Permitted Transfer and shall provide to such Lender or to such party or parties as such Lender may designate, all such information as such Lender reasonably may request.

            8.1.4 INFORMATION. In connection with any Permitted Transfer, any Lender may disclose all documents and information which such Lender now has or may hereafter acquire relating to the Loan, the Loan Documents, Borrower or any of its Affiliated Companies or the Business. Lender agrees to take reasonable measures to maintain the confidentiality of all non public information and to cause each potential transferee to which it discloses such information to maintain the confidentiality of such information, provided such information may be disclosed to other Lenders or transferees or to any officer, director, employee, agent, consultant or attorney or any such Person (provided such officers, directors, employees, agents, consultants or attorneys shall agree to keep such information confidential to the same extent as Lender), and may also be disclosed as required by law or as requested by regulatory authorities.

      8.2   NOTICES.

            In order to be effective, any notice or other communication required or permitted hereunder, shall, unless otherwise stated herein, be in writing and shall be transmitted by messenger, delivery service, mail, telegram, telecopy or cable, if to Borrower, at Borrower's address set forth under its name on the signature page, and if to a Lender, to the address set forth under its name on
Schedule 8.2, with copies to:

                    Berkeley International Capital Corporation
                    650 California Street
                    28th Floor
                    San Francisco, California 94108
                    Telecopier:  (415) 392-7617
                    Attention:  Ms. Sandra J. Menichelli

                    Heller Ehrman White & McAuliffe
                    601 South Figueroa Street 39th Floor
                    Los Angeles, California 90017
                    Telecopier:  (213) 614-1868
                    Attention:  G. Thomas Stromberg, Esquire

or at such other address as a party shall designate in a written notice to the other parties hereto given in accordance with this Section 8.2. All notices and other communications shall be effective (i) if sent by messenger or delivery service, when delivered, (ii) if sent by mail, five days after having been sent by certified mail, with return receipt requested, (iii) if sent by telegraph or cable, when delivered to the telegraph or cable company or (iv) if sent by telecopier, when sent. In order to be effective, any notice transmitted to an address outside the United States of America by any means other than telecopier shall at the time of transmittal be duplicated by counterpart telecopier notice.

      8.3   SUCCESSORS AND ASSIGNS.

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that neither Borrower nor any of its Affiliated Companies may assign or transfer its rights hereunder or any interest herein or delegate its duties hereunder without the prior written consent of Lender.

      8.4   COSTS, EXPENSES AND ATTORNEYS' FEES.

            Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys' fees (including, without limitation, the reasonable cost of in-house legal counsel), expended or incurred by Lender in the negotiation and preparation of the commitment letter issued by LPIL to Genstar, the Loan Documents, the Warrant Agreement or any of the other Material Agreements (or in connection with any amendments, modifications or waivers of the provisions of any of the foregoing), the closing of the transactions contemplated by the Loan Documents and the Warrant Agreement, the enforcement of any of the Loan Documents or the Warrant Agreement, the prosecution or defense of actions for declaratory relief in any way related to any of the Loan Documents or the Warrant Agreement or the collection of any sum which becomes due pursuant to any of the Loan Documents or the Warrant Agreement.

      8.5   INDEMNITY.

            In addition to the payment of expenses pursuant to Section 8.4, and whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to indemnify, pay and hold each Lender and any permitted subsequent holder of any of the Senior Subordinated Note, and the officers, directors, employees, attorneys and agents of such Lender and such subsequent permitted holders (collectively, the "Indemnitees") harmless from and against all other liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of a counsel chosen for all such Indemnitees by such Indemnitees, in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated party thereto), which may be imposed on, incurred by, or asserted against Indemnitees, in any manner relating to or arising out of: (a) this Agreement, the other Loan Documents or any of the other Material Agreements; (b) any Lender's agreement to make the Loan; (c) the making of the Loan; (d) the use or intended use by Borrower of the proceeds of the Loan; (e) the violation of any securities law by Borrower; (f) the failure of any of the parties to the Material Agreements (other than the Indemnitees) to comply with any law, rule or regulation applicable to the transactions contemplated thereby or (g) the Business (the "Indemnified Liabilities"); provided that Borrower shall have no obligation to an Indemnitee hereunder with respect to any Indemnified Liability arising from the gross negligence or willful misconduct on the part of such Indemnitee in respect of any act related thereto. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. The obligations under this Section 8.5 shall survive the expiration or termination of this Agreement.

      8.6   ENTIRE AGREEMENT, AMENDMENT.

            The Loan Documents (including the Exhibits and Schedules thereto) executed by Borrower in connection with, or as required by, this Agreement constitute the entire agreement between Borrower and Lender with respect to the Loan; supersede all prior or contemporaneous negotiations, communications, discussions and correspondence concerning the subject matter hereof; and may be amended or modified only with the written consent of the holders of a majority in principal amount of the Senior Subordinated Note then outstanding and of the Borrower, except that no such amendment or modification shall become effective if it extends the maturity or reduces the rate of interest payable with respect to the Senior Subordinated Note, alters the terms of payment of the principal, interest and premium (if any) under the Senior Subordinated Note, or reduces the percentage of holders of principal amount of, the Senior Subordinated Note necessary to approve modifications or amendments to this Agreement without the consent of each holder of the Senior Subordinated Note affected thereby. Whenever the consent or approval of the Lender is required, such consent or approval must be given in writing by the holders of a majority in principal amount of the Senior Subordinated Note then outstanding.

      8.7   SEVERABILITY OF PROVISIONS.

            If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

      8.8   GOVERNING LAW.

            THIS AGREEMENT AND THE SENIOR SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WHOLLY WITHIN CALIFORNIA BY CALIFORNIA RESIDENTS.

      8.9   CONSENT TO JURISDICTION.

            BORROWER AND EACH LENDER HEREBY CONSENTS TO THE JURISDICTION, VENUE AND FORUM OF ANY STATE OR FEDERAL COURT IN SAN FRANCISCO, CALIFORNIA WITH RESPECT TO ANY ACTION, WHETHER COMMENCED BY A LENDER OR ANY OTHER PERSON, WHICH, IN WHOLE OR IN PART, IN ANY WAY ARISES UNDER OR RELATES TO THE LOAN DOCUMENTS.

      8.10  INCORPORATION OF EXHIBITS AND SCHEDULES BY REFERENCE.

            All Exhibits and Schedules to this Agreement are incorporated herein by this reference.

      8.11  COUNTERPARTS.

            This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement.

      8.12  SURVIVAL.

            The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, notwithstanding any investigation made by any of the Lender, their agents or representatives. All statements as to factual matters contained in any certificate, exhibit or other instrument delivered by or on behalf of Borrower pursuant hereto or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties of Borrower hereunder as of the date of such certificate, exhibit or schedule.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first written above.

                                ANDROS ACQUISITION INC., a Delaware corporation



                                By: __________________________________________
                                Title: ______________________________________



                                By: __________________________________________
                                Title: ______________________________________


                                Address for Notice:



                                BG SERVICES LIMITED, a Guernsey corporation



                                By:___________________________________________
                                Title:_______________________________________

               EXHIBIT A

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

PAYMENT OF ALL SUMS DUE UNDER THIS NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT AMONG ANDROS ACQUISITION CORPORATION, BANQUE PARIBAS, THE BANK OF NOVA SCOTIA AND BG SERVICES LIMITED, DATED MARCH ___, 1996.


                  SENIOR SUBORDINATED PROMISSORY NOTE

$ _________                                                 ________, 1996

      FOR VALUE RECEIVED, the undersigned ANDROS ACQUISITION INC. [ANDROS INCORPORATED], a Delaware corporation ("Borrower"), hereby promises to pay to the order of _______________________, a _______________ ("Lender"), or its
assigns, the principal sum of _____________________________________________
($____________________) and accrued interest and premium (if any) thereon, which shall be due and payable to Lender as provided below.

      This Note is the Senior Subordinated Note referred to in, and is entitled to the benefits of, the Senior Subordinated Loan Agreement of even date herewith among, inter alia, Borrower and Lender (the "Loan Agreement"). Capitalized terms used without definition herein shall have the meanings given to them in the Loan Agreement.

      Borrower shall repay one-eighth (1/8) of the original principal amount of this Note at the close of each successive quarter commencing with the earlier of
(i) the quarter ending on June 30, 2001 and (ii) the quarter immediately following repayment in full of the Term Loan Facility, provided such quarter end is at least ninety (90) days after the date on which the repayment in full of the Term Loan Facility was repaid; provided, however, that if at the time of any such payment the outstanding principal amount of this Note is less than the amount of the quarterly principal payment specified above, such lesser amount shall be repaid. All remaining interest and principal on this Note shall be due and payable at maturity on the earlier of (i) March 31, 2003 and (ii) the last day of the calendar quarter that is the eighth calendar quarter following repayment in full of the Term Loan Facility.

      Subject to adjustment in accordance with the terms of the Loan Agreement, interest on the unpaid principal amount outstanding hereunder shall accrue from the date hereof until maturity at the rate of thirteen percent (13%) per annum. Interest shall be computed on the basis of a 360-day year, actual days elapsed. The first payment of interest on the outstanding principal amount of this Note shall be due and payable by Borrower to Lender in arrears on May 15, 1996 and thereafter such interest shall be due and payable quarterly in arrears on each February 15, May 15, August 15 and November 15 of each year (each, an Interest Payment Date"). The interest payment for each term shall be made on each Interest Payment Date.

      Payment of principal, interest and premium (if any) shall be made in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to the account of the Lender at:


                        ______________________________
                        ______________________________
                        ______________________________

or at any other place of payment that may be designated by the holder of this
Note in writing prior to the date upon which such payment is due.

      In the event that any payment of principal, interest, premium (if any) or any other sum required to be paid under this Note or the Loan Agreement is not made when due or prior to expiration of the applicable grace period, if any, under the Loan Agreement, or any other Event of Default occurs and is not cured within the applicable period, if any, provided for in the Loan Agreement, all principal and accrued interest shall, at the option of the Lender unless otherwise provided in the Loan Agreement, become immediately due and payable. In the event that any payment of principal, interest, premium (if any) or any other sum required to be paid under this Note or the Loan Agreement is not made when due, interest on all such principal, interest, premium (if any) or other sum shall accrue from the due date (not giving effect to any grace or cure period) at the rate of fifteen percent (15%) per annum, compounded quarterly, calculated on the basis of a 360-day year, actual days elapsed, or at the maximum rate permitted by law, whichever is less.

      This Note may be prepaid only in accordance with the terms of the Loan Agreement; the rate of interest payable on this Note is subject to adjustment in accordance with the terms of the Loan Agreement and the maturity of this Note is subject to acceleration in accordance with the terms of the Loan Agreement.

      This Note is registered as to both principal and stated interest with Borrower in the name of ______________________. Transfer of all or any portion of this Note is permitted pursuant to the terms of the Loan Agreement and shall be effected by the surrender of this Note; upon such surrender, Borrower shall issue to the new holder or holders (and to the transferring holder as to any portion not transferred) a new Note or Notes in the form hereof and in the aggregate principal amount of the Note surrendered.

      Except as otherwise expressly provided in the Loan Agreement, Borrower waives presentment, demands notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement. In any action on this Note, Lender or its assignee need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender or such assignee to be a true and correct copy of this Note in' all material respects.

THIS SENIOR SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WHOLLY WITHIN CALIFORNIA BY CALIFORNIA RESIDENTS.

            Borrower agrees to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, the reasonably allocated cost of in-house legal counsel), expended or incurred by the holder in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the holder hereunder.

                                    ANDROS ACQUISITION INC. [ANDROS
                                     INCORPORATED]


                                    By:   ____________________


                                    Its:  ____________________

                                  Exhibit B

                             Guaranty (Holdings)

      This Guaranty (the "Guaranty") is entered into as of March __, 1996 (the "Effective Date"), by Andros Holdings Inc., a Delaware corporation _("Guarantor") in favor of BG Services Limited, a Guernsey corporation and its successors, transferees and assigns, ("Creditor").

      Guarantor, for the benefit of Creditor, agrees as set forth below.

1.    RECITALS.

      1.1 This Guaranty is executed and delivered in connection with the obligations of ANDROS ACQUISITION INC., formerly, CHO Acquisition Inc., a Delaware corporation ("Merger Sub" and, together with any person or entity that assumes Mergers Sub's obligations under the Notes and/or the Loan Documents (as such terms are defined below, "Borrower") under a Senior Subordinated Promissory Note in the original principal amount of $15,000,000 (dated as of the Effective
            Date) issued to BG Services Limited (the "Note" and collectively with any promissory issued in exchange or substitution for the foregoing note, the "Notes") issued pursuant to a Senior Subordinated Loan Agreement, between the Creditor and Merger Sub and dated as of the Effective Date ("Loan Agreement").

      1.2 The Notes, Guaranty and Loan Agreement are collectively referred to as the "Loan Documents."

2.    DEFINITIONS.

      Any capitalized term not otherwise defined in this Guaranty shall have the meaning given to the term in the Loan Documents.

3.    GUARANTY.

      Guarantor unconditionally guaranties to Creditor the timely (whether as scheduled or upon acceleration) payment and performance by Borrower of the following (the "Guarantied Obligations"):

      (i) The principal, interest and other charges or amounts due under the Notes and the other Loan Documents;

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      (ii)  The other obligations set forth in or arising out of the Notes and the other Loan Documents;

      (iii) Any liabilities, costs or expenses, including attorneys' fees, incurred by Creditor in connection with enforcing its rights under the Note issued to it and the other Loan Documents;

      (iv) Any of the forgoing arising out of, in connection with or following any renewals, extensions, modifications, alterations and rearrangements of the Notes or any of the other Loan Documents.

      (v) Any of the foregoing arising after Borrower has commenced or become subject to any case under the Bankruptcy Code, including any advances made to Borrower, any interest that accrues after the filing of the bankruptcy petition (even if the interest cannot be collected in the proceeding under the Bankruptcy Code), and attorneys fees.

If Borrower fails to pay or perform any of the Guarantied Obligations, Guarantor will immediately pay or perform the obligation.

4.    CREDITOR'S DIRECT RIGHTS

      4.1. GUARANTY OF PAYMENT. This is a guaranty of payment and performance and is not a guaranty of collection.

      4.2. DIRECT RIGHTS AGAINST GUARANTOR. In the event that Borrower fails timely to pay or perform under the Note or any of the other Guarantied Obligations, Creditor may enforce its rights under this Guaranty without first seeking to obtain payment or performance from:

            (i)   Borrower;

            (ii)  Any other guarantor;

            (iii) Any collateral Creditor may hold for the Note or any of the other Loan Documents;

            (iv) Any guaranty of the Note or any of the other Loan Documents, including this one; or

            (v)   Exercise of any other remedy or right that Creditor may have.

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      4.3.  BORROWER'S BANKRUPTCY.  In the event Borrower becomes subject to a voluntary or involuntary case under the Bankruptcy Code, Creditor may immediately pursue its rights under this Guaranty, even though Creditor may be stayed from accelerating or collecting the Guarantied Obligations from Borrower.

      4.4.  WAIVER OF PRIORITY OF COLLECTION.  Guarantor waives any rights it
                                           CAPITAL EXPENDITURES
            Creditor first to take any of the actions referred to above in this Section. If Creditor decides to proceed first to exercise any other remedy or right, or to proceed against another person or any collateral, Creditor retains all of its rights under this Guaranty.

5.    CONTINUING GUARANTY.

      This Guaranty guaranties Borrower's existing obligations under the Loan Documents, including future advances required by the Loan Documents. This Guaranty also guaranties Borrower's future liability under successive transactions which either continue Borrower's liability or from time to time renew it after it has been satisfied and to that extent is a continuing guaranty of the Guarantied Obligations. Guarantor may not terminate or revoke this Guaranty. Guarantor waives any right it has, including any rights under may have under California Civil Code Sections 2845 or 2849 to require this Guaranty and its application to any Guarantied Obligations arising after any attempt to terminate this Guaranty.

6.    NO NOTICE REQUIRED.

      Creditor does not have to notify Guarantor of any of the following events. Guarantor will not be released or exonerated from its obligations under this Guaranty if it is not notified of these events:

      (i) Borrower's failure to pay timely any amount owed under the Note or any of the other Loan Documents or to pay or perform any of the other Guarantied Obligations;

      (ii) Borrower's failure to perform any other obligation under the Note, Loan Agreement or any other Loan Document;

      (iii) Any adverse change in Borrower's financial condition or business;

      (iv) Any sale or other disposition of any collateral for the Note, for the other Guarantied Obligations, or for any guaranty of the Note or any of the Guarantied Obligations;


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      (v)   Creditor's acceptance of this Guaranty;

      (vi) Any renewal, extension, alteration, rearrangement or other modification of the Note, any other Loan Document, or any of the other Guarantied Obligations; or

      (vii) All other notices to which it might be entitled.

7.    GUARANTOR'S ADDITIONAL WAIVERS.

      Guarantor waives any right it may have to require any of the following acts:

      (i)   Demand;

      (ii)  Presentment;

      (iii) Diligence;

      (iv)  Protest;

      (v)   Notice of dishonor; and

      (vi)  Any other notice to which it may be entitled.

8.    NO RELEASE OF GUARANTOR.

      Creditor may do or suffer any of the following, by action or inaction, without releasing or exonerating Guarantor from any of its obligations under this Guaranty (including any release or exoneration that might occur under California Civil Code Sections 2819, 2845, 2848, 2849, or 2850):

      (i) Renew, extend, rearrange, alter or otherwise modify the Note, the Loan Agreement, any other Loan Document or any of the other Guarantied Obligations;

      (ii)  Release Borrower from any of the Guarantied Obligations;

      (iii) Sell, release, subordinate, impair or waive any of the other Guarantied Obligations or any other guaranty of the Note;

      (iv) Fail to realize upon any of the other Guarantied Obligations, or any other guaranty of the Note;

      (v)   Advance additional funds to or for the benefit of Borrower;

      (vi) Foreclose on any guaranty of the Note in a manner that diminishes, impairs or precludes the right of Guarantor to enjoy any rights of subrogation against Borrower or any other guarantor, or to obtain reimbursement, performance, or indemnification for payment or performance under this Guaranty;

      (vii) Permit or suffer the impairment of any of the Guarantied Obligations in a case under the Bankruptcy Code by or against Borrower;

      (viii)Make an election under Bankruptcy Code Section 1111(b)(2) in a case by or against Borrower;

      (ix) Permit or suffer the creation of secured or unsecured credit or debt under Bankruptcy Code Section 364 in a case by or against Borrower;

      (x) Permit or suffer the disallowance, avoidance or subordination of any of the Guarantied Obligations;

      (xi) Fail to exercise any right or remedy it may have with respect to the payment or performance of the Note, any of the other Loan Documents or any of the other Guarantied Obligations; or

      (xii) Fail to obtain a guaranty, other assurance of payment, or credit enhancement from any other person.

9.    WAIVER OF SUBROGATION, REIMBURSEMENT AND INDEMNIFICATION.

      Guarantor permanently waives and shall not seek to exercise any of the following rights that it may have against Borrower, any other guarantor, or any collateral provided by Borrower or any other guarantor, for any amounts paid by it, or acts performed by it, under this Guaranty:

of       (viii)Make an election under Bankruptcy Code Section 1111(b)(2) in a
            California Civil Code Sections  2848 and 2849);

      (ii) Reimbursement (including any rights arising under California Civil Code Section 2847);

      (iii) Performance (including any rights arising under California Civil Code Section 2846); or



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      (iv)  Indemnification (including any rights to indemnification set forth in this Guaranty).

10.   SUBORDINATION OF GUARANTOR.

      10.1. SUBORDINATION OF CLAIMS. All principal and interest on all existing and future indebtedness, liabilities, and obligations of Borrower to Guarantor, whether fixed or contingent, matured or unmatured, and liquidated or unliquidated (the "Subordinated Debt") shall at all times be subordinated in right of payment and in right of exercise of remedies to the payment and performance of the Notes, the Loan Agreement, the other Loan Documents and the other Guarantied Obligations and to Creditor's rights to exercise remedies with respect to any of the foregoing.

      10.2. PAYMENTS.

            10.2.1 Upon the occurrence of any default, Potential Default or
                   Event of Default under any of the Loan Documents, Guarantor will not accept any payments on any of the Subordinated Debt.

            10.2.2 If no default, Potential Default or Event of Default has occurred under any of the Loan Documents and Guarantor receives any payment on the Subordinated Debt, it will hold the payment in trust for the benefit of Creditor.

            10.2.3 If any default, event of default or Event of Default has occurred under any of the Loan Documents and Guarantor receives any payment on the Subordinated Debt, Guarantor shall immediately deliver the payment to Creditor.

      10.3. ATTORNEY-IN-FACT. Guarantor appoints Creditor Guarantor's attorney-in-fact to file claims, and receive payments, on behalf of Guarantor with respect to any of the Subordinated Debt in any case by or against Borrower under the Bankruptcy Code (including Chapters 7 or 11), any assignment for the benefit of creditor made by Borrower, or in any other reorganization or insolvency proceeding.

11.   MISCELLANEOUS

      11.1. REVIVAL OF DEBT. Guarantor's obligations under this Guaranty shall again include amount returned by Creditor in the event that Creditor must return any amount paid by Borrower or any other guarantor of the Note or of any of the other Guarantied Obligations because of the application of:

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                  (i)   the Bankruptcy Code;

                  (ii)  any fraudulent transfer law; or

                  (iii) any law respecting preferences.

      11.2 EFFECT OF COMPLIANCE. Guarantor's compliance with any of the provisions of this Guaranty will not reduce or affect in any manner the liability of Guarantor under the any of the other provisions of this Guaranty.

      11.3. NO MARSHALLING. Creditor has no obligation to marshall any assets in favor of Guarantor, or against or in payment of:

                  (i)   the Note,

                  (ii)  any of the other Guarantied Obligations, or

                  (iii) any other obligation owed to Creditor by Guarantor,
                        Borrower, or any other person.

      11.4. FEES AND COSTS. Guarantor will pay all of Creditor's fees and costs incurred in enforcing this Guaranty, including Creditor's reasonable attorneys' fees.

      11.5. ASSIGNMENT. Guarantor may not assign his obligations or liabilities under this Guaranty. Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective heirs, executors, successors, representatives and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. Creditor may assign in whole or in part its rights under this Guaranty in connection with Transfer of all or a portion of the Note and Guarantor will, upon request of Creditor execute each such document as may be reasonably necessary or appropriate to evidence Guarantor's obligations hereunder in favor of Creditor's assignee. Upon consummation of any such assignment, the assignee shall thereafter be deemed to be a "Creditor" hereunder, together with Creditor and each other Creditor in existence at that time if less than all of the Note is Transferred to the assignee.

      11.6. APPLICABLE LAW. The law of the state of California will apply to the interpretation and enforcement of this Guaranty.

      11.7. INDEMNIFICATION BY BORROWER. Merger Sub and each other person or entity that assumes Borrower's obligations under the Loan Documents will indemnify

            Guarantor against, and hold it harmless from, all payments which Guarantor may at any time be required to make to Creditor under this Guaranty.

      11.8. INTEGRATION. This Guaranty is the entire agreement of Borrower and Guarantor with respect to the subject matter of this Guaranty.

      11.9. RIGHTS CUMULATIVE. All of Creditor's rights under this Guaranty are cumulative. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or any other right of Creditor not set forth in this Guaranty.

      11.10. RULES OF CONSTRUCTION. The following rules shall apply in interpreting the meaning of this Guaranty:

                  (i)   "Includes" and "including" are not limiting;

                  (ii)  "Or" is not exclusive; and

                  (iii) "All" includes "any" and "any" includes "all."

      11.11. SEVERABILITY. If any provision of this Guaranty is unenforceable, or otherwise invalid, the remaining provisions of this Guaranty shall be enforced to the fullest possible extent.

      11.12. NOTICES. Creditor may give any notice to Guarantor at the following address, until changed in writing by notice given by
             Borrower:

                  ___________

                  ___________

                  ___________

      11.13. JOINT AND SEVERAL LIABILITY. The obligations hereunder of the persons or entities constituting Guarantor under this Guaranty are joint and several.

      11.14. HEADINGS; NUMBER; GENDER. Section headings used in this Guaranty are for convenience only. They are not a part of this Guaranty and shall not be used in construing it. Wherever appropriate in this Guaranty, the singular shall be deemed to also refer to the plural, and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

      11.15. REVIEW OF DOCUMENTS. Guarantor acknowledges that he has copies of and is fully familiar with each and every Loan Document.

      11.16 COUNTERPARTS. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement.

      11.17. ACKNOWLEDGMENT OF WAIVERS AND LOSS OF DEFENSES.

             11.17.1  GUARANTOR ACKNOWLEDGES THAT CERTAIN PROVISIONS OF THIS
                        Guaranty operate as waivers of rights that Guarantor would otherwise have under applicable law. Other provisions permit Creditor

                        (i) to take actions that Creditor would otherwise not have a right to take,

                        (ii) to fail to take actions that it would otherwise have an obligation to take, or

                        (iii) to take actions that may prejudice Guarantor
                              rights and obligations under this Guaranty and against the Borrower.

                        In the absence of these provisions Guarantor might have defenses against its obligations under this Guaranty. These defenses might permit Guarantor to avoid some or all of its obligations under this Guaranty.

             11.17.2 GUARANTOR INTENDS BY THE WAIVERS AND OTHER PROVISIONS of this Guaranty, including the acknowledgement set forth in this section, to be liable to the greatest extent permitted by law for all of Borrower's obligations to Creditor. Guarantor intends to have this liability even if the terms of the Loan Documents change or if Guarantor does not have any rights against Borrower.

             11.17.3    GUARANTOR ACKNOWLEDGES THAT

                        (i) It understands the seriousness of the provisions of this Guaranty;



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                        (ii)  It and has had a full opportunity to consult with
                              counsel of its choice;

                        (iii) It has consulted with counsel of its choice or has
                              decided not to avail itself of that opportunity.

      11.18 CONTRIBUTION BY GUARANTOR. Guarantor under this Guaranty, and each Subsidiary of Borrower that has guaranteed the Obligations (each a "Subsidiary Guarantor" and, collectively with the Guarantor, the "Contributing Guarantors") together desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty and the guaranty agreements (a "Subsidiary Guaranty") executed by the Subsidiary Guarantors. Accordingly, in the event any payment or distribution is made on any date by Guarantor under this Guaranty or a Subsidiary Guarantor under the Subsidiary Guaranty (a "Funding Guarantor") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "Fair Share" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Fair Share Contribution Amount (as defined below) with respect to such Contributing Guarantor to (y) the aggregate of the Fair Share Contribution Amounts with respect az all Contributing Guarantors MULTIPLIED BY (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty and the Subsidiary Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "FAIR SHARE CONTRIBUTION AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty or the Subsidiary Guaranty, as applicable, that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state ar; PROVIDED that, solely for purposes of calculating the "Fair Share Contribution Amount" with respect to any Contributing Guarantor for purposes of this subsection 2.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder or under subsection 2.2(b) of the Subsidiary Guaranty shall not be considered as assets or liabilities of such

             Contributing Guarantor. "AGGREGATE PAYMENTS" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty or the Subsidiary Guaranty, as applicable (including, without limitation, in respect of this subsection 2.2 or subsection 2.2(b) of the Subsidiary Guaranty), MINUS (ii) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this subsection 2.2 or subsection 2.2(b) of the Subsidiary Guaranty. The amounts payable as contributions hereunder and under subsection 2.2(b) of the Subsidiary Guaranty. The amounts payable as contributions hereunder and under subsection 2.2(b) of the Subsidiary Guaranty shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this subsection 2.2 and subsection 2.2(b) of the Subsidiary Guaranty shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under the Subsidiary Guaranty. Each Subsidiary Guaranty is a third party beneficiary to the contribution agreement set forth in this subsection 2.2.

      11.19 SUBORDINATION. Payments by Guarantor under this Guaranty are subordinated to payments to Banque Paribas and The Bank of Nova Scotia (and their transferees and assigns) (the "Bank") on terms and conditions set forth in the Intercreditor and Subordination Agreement, dated March ___, 1996, among Creditor, Merger Sub and the Banks (the "Intercreditor Agreement"). Guarantor agrees to be bound by the terms and conditions of the Intercreditor Agreement as if Guarantor is a party thereto.

      11.20 TERMINATION. Guarantor's obligations hereunder shall terminate upon initiation by any Bank of foreclosure proceedings on their security interests in the stock or assets of Borrower.

In Witness Whereof, the undersigned have executed this Guaranty as of the date first above written.

"Guarantor"


Andros Holdings Inc.



By: ___________________________________
Its: __________________________________



By: ___________________________________
Its: __________________________________

                             Guaranty (Subsidiary)

       This Guaranty (the "Guaranty") is entered into as of March __, 1996 (the "Effective Date"), by [name of Subsidiary] ("Guarantor") in favor of BG Services Limited, a Guernsey corporation and its successors, transferees and assigns, ("Creditor").

       Guarantor, for the benefit of Creditor, agrees as set forth below.

1.     RECITALS.

       1.1 This Guaranty is executed and delivered in connection with the obligations of ANDROS ACQUISITION INC., formerly, CHO Acquisition Inc., a Delaware corporation ("Merger Sub" and, together with any person or entity that assumes Mergers Sub's obligations under the Notes and/or the Loan Documents (as such terms are defined below, "Borrower") under a Senior Subordinated Promissory Note in the original principal amount of $15,000,000 (dated as of the Effective
             Date) issued to BG Services Limited (the "Note" and collectively with any promissory issued in exchange or substitution for the foregoing notes, the "Notes") issued pursuant to a Senior Subordinated Loan Agreement, between the Creditor and Merger Sub and dated as of the Effective Date ("Loan Agreement").

       1.2 The Notes, Guaranty and Loan Agreement are collectively referred to as the "Loan Documents."

2.     DEFINITIONS.

       Any capitalized term not otherwise defined in this Guaranty shall have the meaning given to the term in the Loan Documents.

3.     GUARANTY.

       Guarantor unconditionally guaranties to Creditor the timely (whether as scheduled or upon acceleration) payment and performance by Borrower of the following (the "Guarantied Obligations"):

       (i) The principal, interest and other charges or amounts due under the Notes and the other Loan Documents;

       (ii) The other obligations set forth in or arising out of the Notes and the other Loan Documents;

       (iii) Any liabilities, costs or expenses, including attorneys' fees, incurred by Creditor in connection with enforcing its rights under the Note issued to it and the other Loan Documents;

       (iv) Any of the forgoing arising out of, in connection with or following any renewals, extensions, modifications, alterations and rearrangements of the Notes or any of the other Loan Documents.

       (v) Any of the foregoing arising after Borrower has commenced or become subject to any case under the Bankruptcy Code, including any advances made to Borrower, any interest that accrues after the filing of the bankruptcy petition (even if the interest cannot be collected in the proceeding under the Bankruptcy Code), and attorneys fees.

If Borrower fails to pay or perform any of the Guarantied Obligations, Guarantor will immediately pay or perform the obligation.

4.     CREDITOR'S DIRECT RIGHTS

       4.1. GUARANTY OF PAYMENT. This is a guaranty of payment and performance and is not a guaranty of collection.

       4.2. DIRECT RIGHTS AGAINST GUARANTOR. In the event that Borrower fails timely to pay or perform under the Note or any of the other Guarantied Obligations, Creditor may enforce its rights under this Guaranty without first seeking to obtain payment or performance from:

             (i)    Borrower;

             (ii)   Any other guarantor;

             (iii) Any collateral Creditor may hold for the Note or any of the other Loan Documents;

             (iv) Any guaranty of the Note or any of the other Loan Documents, including this one; or

             (v) Exercise of any other remedy or right that Creditor may have.

       4.3. BORROWER'S BANKRUPTCY. In the event Borrower becomes subject to a voluntary or involuntary case under the Bankruptcy Code, Creditor may immediately pursue its rights under this Guaranty, even though Creditor may be stayed from accelerating or collecting the Guarantied Obligations from Borrower.

       4.4.  WAIVER OF PRIORITY OF COLLECTION.  Guarantor waives any rights it
case by or       (i)   Subrogation (including any rights arising under
             Creditor first to take any of the actions referred to above in this Section. If Creditor decides to proceed first to exercise any other remedy or right, or to proceed against another person or any collateral, Creditor retains all of its rights under this Guaranty.

5.     CONTINUING GUARANTY.

       This Guaranty guaranties Borrower's existing obligations under the Loan Documents, including future advances required by the Loan Documents. This Guaranty also guaranties Borrower's future liability under successive transactions which either continue Borrower's liability or from time to time renew it after it has been satisfied and to that extent is a continuing guaranty
of the Guarantied Obligations.   Guarantor may not terminate or revoke this
Guaranty.  Guarantor waives any right it has, including any rights under
Bankruptcy Code Section               may have under California Civil Code
this Guaranty and its application to any Guarantied Obligations arising after any attempt to terminate this Guaranty.

6.     NO NOTICE REQUIRED.

       Creditor does not have to notify Guarantor of any of the following events. Guarantor will not be released or exonerated from its obligations under this Guaranty if it is not notified of these events:

       (i) Borrower's failure to pay timely any amount owed under the Note or any of the other Loan Documents or to pay or perform any of the other Guarantied Obligations;

       (ii) Borrower's failure to perform any other obligation under the Note, Loan Agreement or any other Loan Document;

       (iii) Any adverse change in Borrower's financial condition or business;

       (iv) Any sale or other disposition of any collateral for the Note, for the other Guarantied Obligations, or for any guaranty of the Note or any of the Guarantied Obligations;

       (v)   Creditor's acceptance of this Guaranty;

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       (vi)  Any renewal, extension, alteration, rearrangement or other modification of the Note, any other Loan Document, or any of the other Guarantied Obligations; or

       (vii) All other notices to which it might be entitled.

7.     GUARANTOR'S ADDITIONAL WAIVERS.

       Guarantor waives any right it may have to require any of the following acts:

       (i)   Demand;

       (ii)  Presentment;

       (iii) Diligence;

       (iv)  Protest;

       (v)   Notice of dishonor; and

       (vi)  Any other notice to which it may be entitled.

8.     NO RELEASE OF GUARANTOR.

       Creditor may do or suffer any of the following, by action or inaction, without releasing or exonerating Guarantor from any of its obligations under this Guaranty (including any release or exoneration that might occur under California Civil Code Sections 2819, 2845, 2848, 2849, or 2850):

       (i) Renew, extend, rearrange, alter or otherwise modify the Note, the Loan Agreement, any other Loan Document or any of the other Guarantied Obligations;

       (ii)  Release Borrower from any of the Guarantied Obligations;

       (iii) Sell, release, subordinate, impair or waive any of the other Guarantied Obligations or any other guaranty of the Note;

       (iv) Fail to realize upon any of the other Guarantied Obligations, or any other guaranty of the Note;

       (v)   Advance additional funds to or for the benefit of Borrower;

       (vi) Foreclose on any guaranty of the Note in a manner that diminishes, impairs or precludes the right of Guarantor to enjoy any rights of subrogation against Borrower or any other guarantor, or to obtain reimbursement, performance, or indemnification for payment or performance under this Guaranty;

       (vii) Permit or suffer the impairment of any of the Guarantied Obligations in a case under the Bankruptcy Code by or against Borrower;

       (viii)Make an election under Bankruptcy Code Section 1111(b)(2) in a case by or against Borrower;

       (ix) Permit or suffer the creation of secured or unsecured credit or terminate or revoke the continuing nature of (viii)Make an election under

       (x) Permit or suffer the disallowance, avoidance or subordination of any of the Guarantied Obligations;

       (xi) Fail to exercise any right or remedy it may have with respect to the payment or performance of the Note, any of the other Loan Documents or any of the other Guarantied Obligations; or

       (xii) Fail to obtain a guaranty, other assurance of payment, or credit enhancement from any other person.

9.     WAIVER OF SUBROGATION, REIMBURSEMENT AND INDEMNIFICATION.

       Guarantor permanently waives and shall not seek to exercise any of the following rights that it may have against Borrower, any other guarantor, or any collateral provided by Borrower or any other guarantor, for any amounts paid by it, or acts performed by it, under this Guaranty:

Bankruptcy Code Section 1111(b)(2) in a case by or              debt under
             California Civil Code Sections  2848 and 2849);

       (ii) Reimbursement (including any rights arising under California Civil Code Section 2847);

       (iii) Performance (including any rights arising under California Civil Code Section 2846); or

       (iv) Indemnification (including any rights to indemnification set forth in this Guaranty).

10.    SUBORDINATION OF GUARANTOR.

       10.1. SUBORDINATION OF CLAIMS. All principal and interest on all existing and future indebtedness, liabilities, and obligations of Borrower to Guarantor, whether fixed or contingent, matured or unmatured, and liquidated or unliquidated (the "Subordinated Debt") shall at all times be subordinated in right of payment and in right of exercise of remedies to the payment and performance of the Notes, the Loan Agreement, the other Loan Documents and the other Guarantied Obligations and to Creditor's rights to exercise remedies with respect to any of the foregoing.

       10.2. PAYMENTS.

             10.2.1 Upon the occurrence of any default, Potential Default or
                    Event of Default under any of the Loan Documents, Guarantor will not accept any payments on any of the Subordinated Debt.

             10.2.2 If no default, Potential Default or Event of Default has occurred under any of the Loan Documents and Guarantor receives any payment on the Subordinated Debt, it will hold the payment in trust for the benefit of Creditor.

             10.2.3 If any default, event of default or Event of Default has occurred under any of the Loan Documents and Guarantor receives any payment on the Subordinated Debt, Guarantor shall immediately deliver the payment to Creditor.

       10.3. ATTORNEY-IN-FACT. Guarantor appoints Creditor Guarantor's attorney-in-fact to file claims, and receive payments, on behalf of Guarantor with respect to any of the Subordinated Debt in any case by or against Borrower under the Bankruptcy Code (including Chapters 7 or 11), any assignment for the benefit of creditor made by Borrower, or in any other reorganization or insolvency proceeding.

11.    MISCELLANEOUS

       11.1. REVIVAL OF DEBT. Guarantor's obligations under this Guaranty shall again include amount returned by Creditor in the event that Creditor must return any amount paid by Borrower or any other guarantor of the Note or of any of the other Guarantied Obligations because of the application of:

                    (i)   the Bankruptcy Code;

                    (ii)  any fraudulent transfer law; or

                    (iii) any law respecting preferences.

       11.2 EFFECT OF COMPLIANCE. Guarantor's compliance with any of the provisions of this Guaranty will not reduce or affect in any manner the liability of Guarantor under the any of the other provisions of this Guaranty.

       11.3. NO MARSHALLING. Creditor has no obligation to marshall any assets in favor of Guarantor, or against or in payment of:

                    (i)   the Note,

                    (ii)  any of the other Guarantied Obligations, or

                    (iii) any other obligation owed to Creditor by Guarantor,
                          Borrower, or any other person.

       11.4. FEES AND COSTS. Guarantor will pay all of Creditor's fees and costs incurred in enforcing this Guaranty, including Creditor's reasonable attorneys' fees.

       11.5. ASSIGNMENT. Guarantor may not assign his obligations or liabilities under this Guaranty. Subject to the preceding sentence, this Guaranty shall be binding upon the parties hereto and their respective heirs, executors, successors, representatives and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns. Creditor may assign in whole or in part its rights under this Guaranty in connection with Transfer of all or a portion of the Note and Guarantor will, upon request of Creditor execute each such document as may be reasonably necessary or appropriate to evidence Guarantor's obligations hereunder in favor of Creditor's assignee. Upon consummation of any such assignment, the assignee shall thereafter be deemed to be a "Creditor" hereunder, together with Creditor and each other Creditor in existence at that time if less than all of the Note is Transferred to the assignee.

       11.6. APPLICABLE LAW. The law of the state of California will apply to the interpretation and enforcement of this Guaranty.

       11.7. INDEMNIFICATION BY BORROWER. Merger Sub and each other person or entity that assumes Borrower's obligations under the Loan Documents will indemnify Guarantor against, and hold it harmless from, all payments which Guarantor may at any time be required to make to Creditor under this Guaranty.

       11.8. INTEGRATION. This Guaranty is the entire agreement of Borrower and Guarantor with respect to the subject matter of this Guaranty.

       11.9. RIGHTS CUMULATIVE. All of Creditor's rights under this Guaranty are cumulative. The exercise of any one right does not exclude the exercise of any other right given in this Guaranty or any other right of Creditor not set forth in this Guaranty.

      11.10. RULES OF CONSTRUCTION. The following rules shall apply in interpreting the meaning of this Guaranty:

                    (i)   "Includes" and "including" are not limiting;

                    (ii)  "Or" is not exclusive; and

                    (iii) "All" includes "any" and "any" includes "all."

      11.11. SEVERABILITY. If any provision of this Guaranty is unenforceable, or otherwise invalid, the remaining provisions of this Guaranty shall be enforced to the fullest possible extent.

      11.12. NOTICES. Creditor may give any notice to Guarantor at the following address, until changed in writing by notice given by
             Borrower:

                    ___________

                    ___________

                    ___________

      11.13. JOINT AND SEVERAL LIABILITY. The obligations hereunder of the persons or entities constituting Guarantor under this Guaranty are joint and several.

      11.14. HEADINGS; NUMBER; GENDER. Section headings used in this Guaranty are for convenience only. They are not a part of this Guaranty and shall not be used in construing it. Wherever appropriate in this Guaranty, the singular shall be deemed to also refer to the plural, and the plural to the singular, and pronouns of certain genders shall be deemed to include either or both of the other genders.

      11.15. REVIEW OF DOCUMENTS. Guarantor acknowledges that he has copies of and is fully familiar with each and every Loan Document.

      11.16 COUNTERPARTS. This Guaranty may be executed in counterparts, each of which shall be deemed an original, but all of which, when taken together, shall be deemed one and the same agreement.

      11.17. ACKNOWLEDGMENT OF WAIVERS AND LOSS OF DEFENSES.

             11.17.1     GUARANTOR ACKNOWLEDGES THAT CERTAIN PROVISIONS OF THIS
                          Guaranty operate as waivers of rights that Guarantor would otherwise have under applicable law. Other provisions permit Creditor

                          (i) to take actions that Creditor would otherwise not have a right to take,

                          (ii) to fail to take actions that it would otherwise have an obligation to take, or

                          (iii) to take actions that may prejudice Guarantor rights and obligations under this Guaranty and against the Borrower.

                          In the absence of these provisions Guarantor might have defenses against its obligations under this Guaranty. These defenses might permit Guarantor to avoid some or all of its obligations under this Guaranty.

             11.17.2 GUARANTOR INTENDS BY THE WAIVERS AND OTHER PROVISIONS of this Guaranty, including the acknowledgement set forth in this section, to be liable to the greatest extent permitted by law for all of Borrower's obligations to Creditor. Guarantor intends to have this liability even if the terms of the Loan Documents change or if Guarantor does not have any rights against Borrower.

             11.17.3      GUARANTOR ACKNOWLEDGES THAT

                          (i)    It understands the seriousness of the
                                 provisions of this Guaranty;

                          (ii) It and has had a full opportunity to consult with counsel of its choice;

                          (iii) It has consulted with counsel of its choice or has decided not to avail itself of that opportunity.

       11.18 LIMITATION ON AMOUNT GUARANTIED; CONTRIBUTION BY GUARANTORS.

             (a) Anything contained in this Guaranty to the contrary notwithstanding, if any Fraudulent Transfer Law (as hereinafter defined) is determined by a court of competent jurisdiction to be applicable to the obligations of Guarantor under this Guaranty, such obligations of Guarantor hereunder shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the "FRAUDULENT
                    Transfer Laws"), in each case after giving effect to all other liabilities of Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (x) in respect of intercompany indebtedness to Borrower or other affiliates of Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by Guarantor hereunder and (y) under any guaranty of Senior Debt which guaranty contains a limitation as to maximum amount similar to that set forth in this subsection 11.18(a), pursuant to which the liability of Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including, without limitation, any such right of contribution under subsection 11.18(b) or under the Guaranty issued by Holdings (the "Holdings Guaranty") as contemplated by subsection 11.18(b)).

             (b) Guarantor under this Guaranty, and Holdings under the Holdings Guaranty, together desire to allocate among themselves (collectively, the "CONTRIBUTING GUARANTOR"), in a fair and equitable manner, their obligations arising under this Guaranty and the Holdings Guaranty. Accordingly, in the event any payment or distribution is made on any date by any Guarantor under this Guaranty or Holdings under the Holdings Guaranty (a "FUNDING GUARANTOR") that exceeds its Fair Share (as defined below) as of such date, that Funding Guarantor shall be entitled to a contribution from each of the other Contributing

                    Guarantors in the amount of such other Contributing Guarantor's Fair Share Shortfall (as defined below) as of such date, with the result that all such contributions will cause each Contributing Guarantor's Aggregate Payments (as defined below) to equal its Fair Share as of such date. "FAIR SHARE" means, with respect to a Contributing
                    Guarantor as of any date of determination, an amount equal to (i) the ratio of (x) the Adjusted Maximum Amount (as defined below) with respect to such Contributing Guarantor to (y) the aggregate of the Adjusted Maximum Amounts with respect to all Contributing Guarantors MULTIPLIED BY
                    (ii) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty and the Holdings Guaranty in respect of the obligations guarantied. "FAIR SHARE SHORTFALL" means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. "ADJUSTED MAXIMUM AMOUNT" means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty or the Holdings Guaranty, as applicable, determined as of such date, in the case of any Guarantor, in accordance with subsection 2.2(a); PROVIDED that, solely for purposes of calculating the "Adjusted Maximum Amount" with respect to any Contributing Guarantor for purposes of this subsection 11.18(b), any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder or under subsection 11.18 of the Holdings Guaranty shall not be considered as assets or liabilities of such Contributing Guarantor. "AGGREGATE Payments" means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (i) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty or the Holdings Guaranty, as applicable (including, without limitation, in respect of this subsection 11.18 of the Holdings Guaranty. The amounts payable as contributions hereunder and under subsection
                    11.18 of the Holdings Guaranty shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this subsection 11.18(b) and subsection 11.18 of the Holdings Guaranty shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder or under the

                    Holdings Guaranty. Holdings is a third party beneficiary to the contribution agreement set forth in this subsection 11.18(b).

       11.19 SUBORDINATION. Payments by Guarantor under this Guaranty are subordinated to payments to Banque Paribas and The Bank of Nova Scotia (and their transferees or assigns) (the "Banks") on terms and conditions set forth in the Intercreditor and Subordination Agreement, dated March ___, 1996, among Creditor, Merger Sub and the Banks (the "Intercreditor Agreement"). Guarantor agrees to be bound by the terms and conditions of the Intercreditor Agreement as if Guarantor is a party thereto.

       11.20 TERMINATION. Guarantor's obligations hereunder shall terminate upon initiation by any Bank of foreclosure proceedings on their security interests in the stock or assets of Borrower.

                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the undersigned have executed this Guaranty as of the date first above written.

"Guarantor"



By:  ___________________________

Its:  __________________________



By:  ___________________________

Its:  __________________________

                 AGREEMENT OF MERGER SUB AND ANDROS

Merger Sub agrees to indemnify Guarantor as set forth in Section 11.7 above.

"Merger Sub''

Andros Acquisition Inc.,



By: ___________________________
Its:



By: ___________________________
Its:

                 AGREEMENT OF MERGER SUB AND ANDROS

Merger Sub agrees to indemnify Guarantor as set forth in Section 11.7 above.

"Merger Sub''

Andros Acquisition Inc.,



By: ___________________________
Its:



By: ___________________________
Its:

                                  EXHIBIT C

                  [FORM OF FINANCIAL CONDITION CERTIFICATE]

                       FINANCIAL CONDITION CERTIFICATE


            This FINANCIAL CONDITION CERTIFICATE (this "CERTIFICATE") is delivered in connection with that certain Senior Subordinated Loan Agreement dated as of March ___, 1996 (the "LOAN AGREEMENT") by and among Andros Acquisition Inc., a Delaware corporation ("BORROWER"), and BG Services Limited ("LENDER"). Capitalized terms used herein without definition have the same meanings as in the Loan Agreement.

            A. I am, and at all pertinent times mentioned herein have been, the duly qualified and acting chief financial officer of Borrower. In such capacity I have, together with other officers of Borrower, acted on behalf of Borrower in connection with the evaluation and negotiation of the proposed Tender Offer for the shares of and Merger with and into Andros Incorporated, a Delaware corporation ("TARGET"; the surviving entity being Andros Incorporated, a Delaware corporation ("COMPANY")) and the negotiation of the Loan Agreement and I am familiar with the terms and conditions thereof.

            B. I have carefully reviewed the contents of this Certificate, and I have conferred with counsel for Borrower for the purpose of discussing the meaning of its contents.

            C. In connection with preparing for the consummation of the Tender Offer and the Merger as well as the transactions and financings contemplated by the Credit Agreement (the "PROPOSED TRANSACTIONS"), I have participated in the preparation of, and I have reviewed pro forma projections of, net income and cash flows for Company and its Subsidiaries for the fiscal years of Company ending December 31, 1996 through December 31, 2005, inclusive (the "PROJECTED FINANCIAL STATEMENTS"). The Projected Financial Statements, attached hereto as EXHIBIT A, give effect to the consummation of the Proposed Transactions and assume that the debt obligations of Company will be paid from the cash flow generated by the operations of Company and its Subsidiaries, and other cash resources. The Projected Financial Statements were prepared on the basis of information available at [January 31, 1996]. I know of no facts that have occurred since such date that would lead me to believe that the Projected Financial Statements are inaccurate in any material respect. The Projected Financial Statements do not reflect (i) any potential changes in interest rates from those assumed in the Projected Financial Statements, (ii) any potential material, adverse changes in general business conditions, or (iii) any potential changes in income tax laws.

            D. I have also participated in the preparation of, and I have reviewed, a pro forma summary balance sheet of Company and its Subsidiaries (the "FAIR VALUE

SUMMARY BALANCE SHEET") as of March 23, 1996, the expected Closing Date, giving effect to the Proposed Transactions. The Fair Value Summary Balance Sheet is attached hereto as EXHIBIT B and has been prepared as described in paragraphs
F and G below and not in accordance with GAAP.

            E. In connection with the preparation of the Projected Financial Statements, I have made such investigations and inquires as I have deemed necessary and prudent therefor and, specifically, have relied on historical information with respect to revenues, expenses and other relevant items supplied by the supervisory personnel of Target and its Subsidiaries directly responsible for the various operations involved. The assumptions upon which the Projected Financial Statements are based are stated therein. Although any assumptions and any projections by necessity involved uncertainties and approximations, I believe, based on my discussions with other members of management, that the assumptions on which the Projected Financial Statements are based are reasonable. Based thereon, I believe that the projections for Company and its Subsidiaries, taken as a whole, reflected in the Projected Financial Statements provide reasonable estimations of future performance, subject, as stated above, to the uncertainties and approximations inherent in any projections.

            F. The Fair Value Summary Balance Sheet has been prepared in a manner which I believe reflects a reasonable estimate of the fair value of the assets of Company and its Subsidiaries on a consolidated basis and the probable liability on all of their debts, contingent or otherwise. For purposes of this Certificate, I understand "fair value" of any assets to mean the amount which may be realized within a reasonable time, either through collection of such assets or through sale of such assets at the regular market value thereof, conceiving of the latter as the amount which could be obtained for the property in question within such period by a capable and diligent businessman from an interested buyer who is willing to purchase under ordinary selling conditions. The specific methodology used by management for valuing Company and its Subsidiaries is set forth in paragraph G below.

            G. For purposes of constructing the Fair Value Summary Balance Sheet, I have utilized the following procedures:

                         [DESCRIBE VALUATION METHOD]

            Based on the foregoing, I have reached the following conclusions:

            1. Neither Target nor Company is now, nor will the incurrence of the Obligations under the Merger Agreement, the Loan Agreement and the Credit Agreement and the incurrence of the other obligations contemplated by the proposed Transactions render Company, "insolvent" as defined in this paragraph 1. The recipients of this Certificate and I have agreed that, in this context, "insolvent" means that the present fair value of assets is less than the amount that will be required to pay the probable liability on existing debts as they become absolute and matured. We have also agreed that the term "debts" includes any legal liability, whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent. My conclusion expressed above is supported by the Fair Value Summary Balance Sheet. Valuation of Company on the basis thereof would reflect the net value of Company as $_______ representing the difference between asset values of $_______ and liabilities of $_______.

            2. By the incurrence of the Obligations under the Merger Agreement, the Loan Agreement and the Credit Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions, Company will not incur debts beyond its ability to pay as such debts mature. i have based my conclusion in part on the Project Financial Statements, which demonstrate that Company will have positive cash flow after paying all of its scheduled anticipated indebtedness (including scheduled payments under the Loan Agreement, the other obligations contemplated by the Proposed Transactions and other permitted indebtedness). I have concluded that the realization of Company's current assets by Company in the ordinary course of business will be sufficient to pay recurring current debt and short-term and long-term debt service as such debts mature, and that the cash flow (including earnings plus non-cash charges to earnings will be sufficient to provide cash necessary to repay the Loan and other Obligations under the Loan Agreement, the other obligations contemplated by the Proposed Transactions and other long-term indebtedness as such debt matures.

            3. The incurrence of the Obligations under the Loan Agreement and the incurrence of the other obligations contemplated by the Proposed Transactions will not leave Company with property remaining in its hands constituting "unreasonably small capital." In reaching this conclusion, I understand that "unreasonably small capital" depends upon the nature of the particular business or business conducted or to be conducted, and I have reached my conclusion based on the needs and anticipated needs for capital of the businesses conducted or anticipated to be conducted by Company and its Subsidiaries in light of the Projected Financial Statements and available credit capacity.

            4. To the best of my knowledge, Company has not executed the Loan Agreement or any documents mentioned therein, or made any transfer or incurred any obligations thereunder, with actual intent to hinder, delay or defraud either present or future creditors.

            I understand that Lender is relying on the truth and accuracy of the foregoing in connection with the extension of credit to Borrower pursuant to the Loan Agreement.

            I represent the foregoing information to be, to the best of my knowledge and belief, true and correct and execute this Certificate this __ day of March, 199__.

                                                ANDROS ACQUISITION INC.



                                                By: __________________________
                                                Title: _______________________

                                 EXHIBIT D

                       [FORM OF COMPLIANCE CERTIFICATE]

                            COMPLIANCE CERTIFICATE


THE UNDERSIGNED HEREBY CERTIFY THAT:

            (1) We are duly elected [Title] and [Title] of Andros Incorporated, a Delaware corporation ("COMPANY");

            (2) We have reviewed the terms of that certain Senior Subordinated Loan Agreement dated as of March __, 1996, as amended, supplemented or otherwise modified to the date hereof (said Senior Subordinated Loan Agreement, as so amended, supplemented or otherwise modified, being the "Loan Agreement"; the terms defined herein and not otherwise defined in this Certificate (including Attachment No. 1 annexed hereto and made a part hereof) being used in this Certificate as therein defined) by and among Andros Acquisition Inc., a Delaware corporation, BG Services Limited, a Guernsey corporation and London Pacific Life & Annuity Company, a North Carolina joint stock life insurer and that certain Credit Agreement dated as of March ___, 1996, as amended, supplemented or otherwise modified to the date hereof (said Credit Agreement, as so amended, supplemented or otherwise modified, being the "CREDIT
      AGREEMENT") by and among Andros Acquisition Inc., the financial institutions listed therein as Lenders, The Bank of Nova Scotia, as Documentation Agent, and Banque Paribas, as Administrative Agent, and the terms of the other Loan Documents. We have made, or have caused to be made under our supervision, a review in reasonable detail of the transactions and condition of Company and its Subsidiaries during the accounting period covered by the attached financial statements; and

            (3) The examination described in paragraph (2) above did not disclose, and we have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Potential Event of Default as those terms are defined in the Loan Agreement or an Event of Default or Potential Event of Default, as those terms are defined in the Credit Agreement during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below.

            Set forth below are all exceptions to paragraph (3) above listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking, or proposes to take with respect to each such condition or event:

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

______________________________________________________________________________

            The foregoing certificates, together with the computations set forth in Attachment No. 1 annexed hereto and made a part hereof and the financial statements delivered with this Certificate in support hereof, are made and delivered this ____ day of _____________, 199__ pursuant to subsection 5.3(b) of the Loan Agreement.

                                                ANDROS ACQUISITION INC.



                                                By: __________________________
                                                Title: _______________________


                                                By: __________________________
                                                Title: _______________________

                               ATTACHMENT NO. 1
                           TO COMPLIANCE CERTIFICATE


            This Attachment No. 1 is attached to and made a part of a Compliance Certificate dated as of ______, 199__ and pertains to the period from _______, 199__ to _______, 199__. Subsection references herein relate to subsections of the Loan Agreement.
[REMAINDER OF CERTIFICATE TO BE REVISED WHEN FINANCIAL COVENANTS ARE SET]

A.    INDEBTEDNESS

      1.    Indebtedness permitted under subsection 6.4(f):       $___________

      2.    Maximum permitted under subsection 6.4(f):            $1,000,000

      3.    Indebtedness permitted under subsection 6.4(h):       $___________

      4.    Maximum permitted under subsection 6.4(h):            $1,000,000

B.    LIENS

      1.    Liens securing Indebtedness permitted under
            subsection 6.5(e):                                    $___________

      2.    Maximum permitted under subsection 6.5(e):            $200,000

      3.    Liens securing Indebtedness permitted under
            subsection 6.5(f):                                    $___________

      4.    Maximum permitted under subsection 6.5(f):            $200,000

C.    MINIMUM INTEREST COVERAGE RATIO (for the four-Fiscal
      Quarter period ending _______, 199__)

      1.    Consolidated Net Income:                              $___________

      2.    Consolidated Interest Expense:                        $___________

      3.    Provisions for taxes based on income:                 $___________

      4.    Total depreciation expense:                           $___________



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      5.    Total amortization expense:                           $___________

      6.    Other non-cash items reducing Consolidated
            Net Income:                                           $___________

      7.    Other non-cash items increasing Consolidated
            Net Income:                                           $___________

      8.    Consolidated Adjusted EBITDA
            (C1+C2+C3+C4+C5+C6-C7):                               $___________

      9.    Interest Coverage Ratio (C8:C2):                      _____:1.00

      10.   Minimum ratio required under subsection 6.10(A)       _____:1.00

D.    MINIMUM FIXED CHARGE COVERAGE RATIO (for the four-Fiscal
      Quarter period ending _______, 199__)

      1.    Consolidated Adjusted EBITDA (C8 above):              $___________

      2.    Consolidated Interest Expense (C2 above):             $___________

      3.    Consolidated Capital Expenditures:                    $___________

      4.    Consolidated Scheduled Principal Payments:            $___________

      5.    Consolidated Fixed (D2+D3+D4):                        $___________

      6.    Fixed Charge Coverage Ratio (D1:D5):                  _____:1.00

      7.    Minimum ratio required under subsection 6.10(B)       _____:1.00

E. MAXIMUM TOTAL DEBT RATIO (for the four-Fiscal Quarter period ending _______, 199__)

      1.    Consolidated Total Debt:                              $___________

      2.    Consolidated Adjusted EBITDA (C8 above):              $___________

      3.    Total Debt Ratio (E1:E2):                             $___________

      4.    Maximum ratio permitted under subsection 6.10(e):     $___________



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F.    MAXIMUM RESEARCH AND DEVELOPMENT EXPENSES (for the
      four-Fiscal Quarter Period ending _______, 199__):

      1.    Consolidated Research and Development Expenses:       $___________

      2.    Consolidated Total Sales:                             $___________

      3.    Maximum Consolidated Research and Development
            Expenses permitted under subsection 6.10(G)
            (F2x.O85):                                            $___________

G.    CONSOLIDATED CAPITAL EXPENDITURES

      1.    Consolidated Capital Expenditures for Fiscal
            Year-to-date:                                         $___________

      2.    Maximum amount of Consolidated Capital
            Expenditures permitted under subsection 6.10(G):      $___________

H.   RESTRICTIONS ON LEASES

      1.    Obligations on Capital Leases permitted under
            subsection 6.12                                       $___________

      2.    Maximum obligations on Capital Leases permitted
            under subsection 6.12                                 $1,000,000

      3.    Consolidated Rental Payments (for (12
            consecutive calendar months)
            (Fiscal Year) ending _______, 199__):                 $___________

      4.    Maximum Consolidated Rental Payments permitted
            under subsection 6.12                                 $ 500,000

J.    MANAGEMENT FEES

      1.    Management fees paid to Genstar for
            Fiscal Year-to-date:                                  $___________

      2.    Maximum permitted under subsection 6.16               $ 450,000



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                                   EXHIBIT E


                        [FORM OF ASSUMPTION AGREEMENT]

            The undersigned, _____________________ and ___________________ are
the president and chief financial officer of Andros Incorporated. The undersigned are delivering this Assumption Agreement pursuant to Section ___ of the Senior Subordinated Loan Agreement, dated March __, 1996, between BG Services Limited and Andros Acquisition Inc. (the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Loan Agreement.

            The undersigned represent and warrant that:

            (a) that the Merger has occurred;

            (b) the Tender Facility has been paid in full and all amounts in the Cash Account were used to pay off the Tender Facility;

            (c) the Bank has made available to Andros the Term Loan Facility and the Revolving Credit Facility on the terms and conditions set forth in the Credit Agreement;

            (d) all of the representations and warranties of Merger Sub and Andros are true and correct in all material respects as of the date of the Merger giving effect to Merger (except for representations and warranties that are no longer true solely because of the Merger, and with respect to which Andros shall explain in writing and with specificity the extent to which such representation and warranties are no longer true which explanation must be to the satisfaction of the Lender);

            (e) no Event of Default or Potential Default has occurred and is continuing; and

            (f) the Management Options have been rolled over into options on Holdings Stock on the terms and conditions set forth in the Merger Agreement.

            Andros Incorporated hereby assumes all obligations and liabilities of Andros Acquisition Inc. under the Loan Agreement, the Senior Subordinated Notes, the Loan Documents and each other Material Agreement. Andros Incorporated agrees to execute, deliver and/or provide to Lender each other document or instrument reasonably necessary to evidence and effectuate the assumption of obligations and liabilities described in the immediately preceding sentence. Concurrently herewith the undersigned has delivered to the

Lender and its transferees, if any, one or more Senior Subordinated Promissory Notes in the form of Exhibit A to the Loan Agreement in the aggregate principal amount of $15,000,000, or such other evidence of assumption of the obligations of Andros Acquisition Inc. under the Senior Subordinated Promissory Notes issued to Lender and its transferees, if any, prior hereto as is reasonably satisfactory to Lender. In addition, concurrently herewith Andros Incorporated has executed and delivered to Lender a Subordination Agreement executed and Guaranties (Subsidiary) in the form of Exhibit B to the Loan Agreement from each domestic Subsidiary of Andros Incorporated.

Dated: ____________________


                                    ANDROS INCORPORATED


                                    By: ___________________________
                                    Its: President


                                    By: __________________________
                                    Its: Chief Financial Officer

THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE WITH THE ACT, THE RULES AND REGULATIONS PROMULGATED THEREUNDER AND ANY APPLICABLE STATE SECURITIES LAWS.

IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA, EXCEPT AS PERMITTED IN THE COMMISSIONER'S RULES.

PAYMENT OF ALL SUMS DUE UNDER THIS NOTE IS SUBJECT TO THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT AMONG ANDROS ACQUISITION CORPORATION, BANQUE PARIBAS, THE BANK OF NOVA SCOTIA AND BG SERVICES LIMITED, DATED MARCH ___, 1996.


                  SENIOR SUBORDINATED PROMISSORY NOTE

$15,000,000.00                                        March ___, 1996

      FOR VALUE RECEIVED, the undersigned ANDROS ACQUISITION INC., a Delaware corporation ("Borrower"), hereby promises to pay to the order of BG Services Limited, a Guernsey corporation ("Lender"), or its assigns, the principal sum of Fifteen Million Dollars ($15,000,000.00) and accrued interest and premium (if any) thereon, which shall be due and payable to Lender as provided below.

      This Note is the Senior Subordinated Note referred to in, and is entitled to the benefits of, the Senior Subordinated Loan Agreement of even date herewith among, inter alia, Borrower and Lender (the "Loan Agreement"). Capitalized terms used without definition herein shall have the meanings given to them in the Loan Agreement.

      Borrower shall repay one-eighth (1/8) of the original principal amount of this Note at the close of each successive quarter commencing with the earlier of
(i) the quarter ending on June 30, 2001 and (ii) the quarter immediately following repayment in full of the Term Loan Facility, provided such quarter end is at least ninety (90) days after the date on which the repayment in full of the Term Loan Facility was repaid; provided, however, that if at the time of any such payment the outstanding principal amount of this Note is less than the amount of the quarterly principal payment specified above, such lesser amount shall be repaid. All remaining interest and principal on this Note shall be due and payable at maturity on the earlier of (i) March 31, 2003 and (ii) the last day of the calendar quarter that is the eighth calendar quarter following repayment in full of the Term Loan Facility.

      Subject to adjustment in accordance with the terms of the Loan Agreement, interest on the unpaid principal amount outstanding hereunder shall accrue from the date hereof until maturity at the rate of thirteen percent (13%) per annum. Interest shall be computed on the basis of a 360-day year, actual days elapsed. The first payment of interest on the outstanding principal amount of this Note shall be due and payable by Borrower to Lender in arrears on June 30, 1996 and thereafter such interest shall be due and payable quarterly in arrears on each February 15, May 15, August 15, and November 15 of each year (each, an "Interest Payment Date"). The interest payment for each term shall be made on each Interest Payment Date.

      Payment of principal, interest and premium (if any) shall be made in lawful money of the United States of America (by wire transfer in funds immediately available at the place of payment) to the account of the Lender at:


                        Bank: Chase Manhattan Bank
                        1 Chase Metrotech Center
                        New York
                        ABA Bank No: 021 000 021
                        Account Name: Kleniwort Benson (Jersey) Limited Account No.: 001-1-926946
                        Reference:  BG Services Limited - Andros


or at any other place of payment that may be designated by the holder of this
Note in writing prior to the date upon which such payment is due.

      In the event that any payment of principal, interest, premium (if any) or any other sum required to be paid under this Note or the Loan Agreement is not made when due or prior to expiration of the applicable grace period, if any, under the Loan Agreement, or any other Event of Default occurs and is not cured within the applicable period, if any, provided for in the Loan Agreement, all principal and accrued interest shall, at the option of the Lender unless otherwise provided in the Loan Agreement, become immediately due and payable. In the event that any payment of principal, interest, premium (if any) or any other sum required to be paid under this Note or the Loan Agreement is not made when due, interest on all such principal, interest, premium (if any) or other sum shall accrue from the due date (not giving effect to any grace or cure period) at the rate of fifteen percent (15%) per annum, compounded quarterly, calculated on the basis of a 360-day year, actual days elapsed, or at the maximum rate permitted by law, whichever is less.

      This Note may be prepaid only in accordance with the terms of the Loan Agreement; the rate of interest payable on this Note is subject to adjustment in accordance with the terms of the Loan Agreement and the maturity of this Note is subject to acceleration in accordance with the terms of the Loan Agreement.

      This Note is registered as to both principal and stated interest with Borrower in the name of BG Services Limited. Transfer of all or any portion of this Note is permitted pursuant to the terms of the Loan Agreement and shall be effected by the surrender of this Note; upon such surrender, Borrower shall issue to the new holder or holders (and to the transferring holder as to any portion not transferred) a new Note or Notes in the form hereof and in the aggregate principal amount of the Note surrendered.

      Except as otherwise expressly provided in the Loan Agreement, Borrower waives presentment, demands notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Loan Agreement. In any action on this Note, Lender or its assignee need not produce or file the original of this Note, but need only file a photocopy of this Note certified by Lender or such assignee to be a true and correct copy of this Note in' all material respects.

THIS SENIOR SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, APPLICABLE TO CONTRACTS ENTERED INTO AND TO BE PERFORMED WHOLLY WITHIN CALIFORNIA BY CALIFORNIA RESIDENTS.


                 (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

            Borrower agrees to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and expenses (including, without limitation, the reasonably allocated cost of in-house legal counsel), expended or incurred by the holder in connection with the enforcement of this Note, the collection of any sums due hereunder, any actions for declaratory relief in any way related to this Note, or the protection or preservation of any rights of the holder hereunder.

                                    ANDROS ACQUISITION INC.


                                    By: ______________________________________
                                    Its: _____________________________________

                                    By: ______________________________________
                                    Its: _____________________________________